                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                             LIFECODES CORPORATION
                                (the Purchaser)

                                      AND


                     THOSE INDIVIDUALS LISTED IN EXHIBIT A
                                ANNEXED HERETO
                            (the Key Stockholders)

                                      AND

                                GENESCREEN INC.
                                 (the Company)

                                      AND

                            SANDPIPER VENTURES LLC
                      (the Stockholders' Representative)

                             As of August 31, 1998

         This Agreement and Plan of Merger ("Agreement") is made as of August 31, 1998, by and among Lifecodes Corporation, a Delaware corporation (the "Purchaser"); those individuals listed in Exhibit A attached hereto (collectively, the "Key Stockholders"), being the owners of a majority of the outstanding capital stock of GeneScreen Inc., a Delaware corporation (the "Company"); the Company; and Sandpiper Ventures LLC, in its capacity as the representative of certain stockholders of the Company (the "Stockholders' Representative").

                              W I T N E S S E T H

         WHEREAS, the Purchaser desires to merge the Company with and into the Purchaser, and the Company and the Key Stockholders desire to have the Company merge with and into the Purchaser upon the terms and conditions set forth herein and in accordance with the laws of the State of Delaware;

         WHEREAS, this Agreement contemplates a tax-free merger of the Company with and into the Purchaser in a reorganization pursuant to IRC Section 368(a)(1)(A);

         WHEREAS, the Company and the Purchaser expect that the Merger will further certain of their business objectives (including, without limitation, expansion of the Purchaser's business and customer base, increase in revenues and value of the enterprise);

         NOW, THEREFORE, the Purchaser, Key Stockholders and Company adopt this plan and agree as follows:

1.   DEFINITIONS.

         For purposes of this Agreement, the terms listed in Exhibit B attached hereto shall have the meanings specified or referred to therein.

2.   THE MERGER; CLOSING, CONVERSION OF SHARES.

         2.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The Purchaser shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Purchaser with its corporate name, rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger.

         2.2 CLOSING. The closing of the Merger, including conversion of the GeneScreen Stock for Lifecodes Stock plus payment of the Cash Component, and the other Contemplated Transactions (the "Closing") provided for in this Agreement will take place at the offices of the Purchaser's counsel, Wiggin & Dana, Three Stamford Plaza, 301 Tresser Blvd., Stamford, Connecticut 06901, at 10:00 a.m. (local time) on the date of, and simultaneous with, the closing of the Purchaser's IPO (i.e., after such time as the Securities and Exchange Commission declares the Purchaser's IPO to be effective, is presently anticipated to be on or about September 30,

1998), provided that the Purchaser may, in its sole discretion, extend the date of Closing until November 30, 1998 if the IPO has not closed, or at such other time and place as the parties may agree in writing. Subject to the provisions of Section 10, failure to consummate the transactions provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.3 EFFECTIVE TIME. If all of the conditions to the Merger set forth in Sections 7 and 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Section 10, the parties hereto shall promptly cause a Certificate of Merger meeting the requirements of Section 251 of the Delaware General Corporation Law, in the form attached hereto as Exhibit C, to be properly executed and filed on the Closing Date. The Merger shall become effective at the time (the "Effective Time") of the filing of the Certificate of Merger in accordance with the Delaware General Corporation Law or at such later time as the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger.

         2.4 MERGER CONSIDERATION. The aggregate amount of cash and securities to be paid to the Stockholders upon the conversion of, and as consideration for all of, the issued and outstanding shares of the GeneScreen Stock at the Effective Time shall equal $12,500,000 (the "Merger Consideration") subject to adjustment as described in Sections 2.9 and 2.11 below. The Merger Consideration shall be comprised of (a) that number of shares of Lifecodes Stock having an aggregate value of $7,500,000 based upon the gross price per share of Lifecodes Stock to the public in Purchaser's "IPO" but not more than $60 per share based on the Purchaser's capitalization on June 1, 1998 (the "Equity Component"), plus (b) an aggregate of $5,000,000 (the "Cash Component"). Notwithstanding the foregoing, $3,500,000 of the Cash Component (the "Escrow Amount") shall be held in two separate and distinct escrows (the "Escrows") with the Escrow Agent to satisfy the Stockholders' indemnity obligations under Section 11.2 of this Agreement pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit D (the "Escrow Agreement"). The Escrow Amount shall be divided as follows: (i) $2,500,000 of the Escrow Amount (the "General Escrow Amount") shall be held to satisfy the Stockholders' indemnity obligations other than the Stockholders' Tax Indemnity and any breach of any Tax Representation; and $1,000,000 of the Escrow Amount (the "Tax Escrow Amount") shall be held to satisfy the Stockholders' Tax Indemnity and any breach of any Tax Representation.

         2.5  CLOSING OBLIGATIONS.  At the Closing:

         (a) The Company and each of the Key Stockholders will deliver to the
Purchaser:

                 (i) non-competition agreements for each of the individuals listed on Exhibit E-1 substantially in the form attached hereto as Exhibit E-2 ("Non-Competition Agreements");

                 (ii) a certificate of the Company representing and warranting to the Purchaser that each of the representations and warranties in this Agreement of the Company was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the

Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Company to the Purchaser prior to the Closing Date in accordance with Section 5.5);

                 (iii) an opinion of Worsham, Forsythe & Wooldridge, L.L.P., counsel for the Company and the Key Stockholders, substantially in the form attached hereto as Exhibit F;

                 (iv) lockup agreements from at least 90% in interest of the Stockholders substantially in the form attached hereto as Exhibit G (collectively, "Lockup Agreements"); and

                 (v)  the Escrow Agreement.

         (b) The Purchaser will deliver the Escrow Amount to the Escrow Agent and the balance of the Merger Consideration to the Exchange Agent.

         (c) The Purchaser will deliver to the Stockholders' Representative:

                 (i) a certificate executed by the Purchaser to the effect that each of the Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

                 (ii) an opinion of Wiggin & Dana, counsel for the Purchaser, substantially in the form attached hereto as Exhibit H; and

                 (iii) the Escrow Agreement.

         2.6 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with its terms or by law.

         2.7 BY-LAWS. The By-Laws of the Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with their terms or by law.

         2.8 MANNER OF CONVERSION. The manner of converting shares of the Company in the Merger shall be as follows:


         (a) At the Effective Time, each of the issued and outstanding shares of GeneScreen Stock immediately prior to the Effective Time (the "GeneScreen Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) cash in an amount equal to the Cash Component divided by the total number of GeneScreen Shares; and (ii) the number of shares of Lifecodes Stock equal to the Equity Component divided by the total number of GeneScreen Shares; provided that no fraction of a share of Lifecodes Stock shall be issued; and provided, further, that each Stockholder's entitlement to the Merger Consideration shall be determined in accordance with the rights and preferences of each class and series of capital stock of the Company in accordance with the terms of its Organizational Documents. Each holder of a certificate or certificates representing GeneScreen Shares issued and outstanding at the Effective Time who would otherwise be entitled to receive a fractional share of Lifecodes Stock (after taking into account all GeneScreen Shares then held by such holder) shall upon surrender of such certificate or certificates receive the nearest whole number of shares of Lifecodes Stock (i.e., shall be rounded up or rounded down to the nearest whole share, as the case may be).

         (b) From and after the Closing, the Stockholders shall surrender to the Exchange Agent certificates representing all of the shares of GeneScreen Stock held by them or affidavits of lost certificates and indemnity agreements in form and substance reasonably satisfactory to the Purchaser, the Purchaser's counsel and the Exchange Agent. Upon surrender of such certificates or other documents by the Exchange Agent to the Purchaser, the Stockholder shall be entitled to receive in exchange therefor, as soon as practicable after the adjustments (if any) contemplated by Section 2.11 hereof have been made, the proportionate share of the Merger Consideration less the Escrow Amount. Within ten (10) days of the Effective Date, the Surviving Corporation shall mail to the holders of the Dissenters' Shares the notice required under Section 262 of the Delaware General Corporation Law. Until so surrendered in exchange, each certificate theretofore representing shares of GeneScreen Stock shall represent solely (i) the right to receive a proportionate share of the Merger Consideration, or (ii) in the case of Dissenters' Shares, the right to seek appraisals pursuant to Section 262 of the Delaware General Corporation Law.

         (c) If any certificate evidencing shares of Lifecodes Stock is to be registered in any name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such registration that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as reasonably determined by the Purchaser and the Exchange Agent, and that the person requesting such exchange either pay to the Purchaser any transfer or other Taxes required by reason of the issuance of a certificate for shares of Lifecodes Stock in any name other than that of the registered holder of the certificate surrendered or otherwise required to establish to the satisfaction of the Purchaser that such Tax has been paid or is not payable.

         (d) The stock transfer books of the Company will be closed as of the Effective Time and after the Effective Time there will be no transfers, or registration thereof, on the stock transfer books of the Company or the Surviving Corporation of the GeneScreen Shares which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, all GeneScreen Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such GeneScreen Shares shall thereafter cease to have any rights with respect to such GeneScreen Shares, except the right of holders to receive a proportionate share of the Merger Consideration, upon the surrender of such certificate in accordance with this Section 2.8, or in the case of Dissenters' Shares, the right to seek appraisals pursuant to Section 262 of the Delaware General Corporation Law.

         (e) All of the shares of Lifecodes Stock and rights to receive cash, into which and for which GeneScreen Shares shall have been exchanged pursuant to this Section 2.8 shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged GeneScreen Shares.

         (f) Any portion of the Merger Consideration that remains undistributed by the Exchange Agent to the Stockholders one year after the Effective Time shall be delivered to the Purchaser, upon request, and any Stockholders who have not theretofore complied with this Section 2.8 shall thereafter look only to the Purchaser for the Merger Consideration and any dividends or other distributions with respect to Lifecodes Stock to which they are entitled pursuant to Section 2.10.

         2.9  APPRAISAL RIGHTS

         (a) Each of the GeneScreen Shares held by Stockholders who shall have properly exercised appraisal rights with respect thereto under Section 262 of the Delaware General Corporation Law ("Dissenters' Shares") (the holders of all other outstanding shares of GeneScreen Stock shall be referred to herein as the "Exchanging Stockholders") shall not be converted into the Merger Consideration, but shall entitle the holder thereof to receive payment of the appraised value of such shares in accordance with the provisions of the Delaware General Corporation Law, except that any Dissenters' Shares held by a Stockholder who shall thereafter fail to perfect or who, with the written approval of the Surviving Corporation, withdraws his or her demand for appraisal of such Shares shall then be deemed to have been converted, as of the Effective Date, into the right to receive the amount of Merger Consideration such Stockholder otherwise would have been entitled to receive.

         (b) Each of the Key Stockholders hereby expressly waives any dissenter's or appraisal rights he or she may have under Delaware corporate law in respect of the Merger.

         2.10 DIVIDENDS. No dividends or other distributions declared after the Effective Time with respect to the Lifecodes Stock and payable to holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the GeneScreen Shares represented thereby until the holder of record shall surrender such certificate to the Exchange Agent. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore became payable with respect to the GeneScreen Shares represented by such certificate.

         2.11 ADJUSTMENTS TO MERGER CONSIDERATION.

         (a) The Merger Consideration is based in part on the premise that the Net Worth (as defined in Section 2.11(b)(i) below) as reflected in the balance sheet of the Company as of the close of business on the Closing Date will be at least $109,099.70. Within ten (10) days after the Closing Date, the Purchaser will prepare and deliver to the Stockholders' Representative a balance sheet (the "Draft Closing Date Balance Sheet") of the Company as of the close of business on the Closing Date and statements of operations and cash flow for the period then ending (collectively, the "Closing Financial Statements"). The Merger Consideration adjustment described below shall be based upon changes from the balance sheet of the Company as of May

31, 1998, which is set forth in Exhibit I and which reflects certain agreed adjustments to such balance sheet (the "Agreed Latest Balance Sheet"). The Closing Financial Statements shall be: (i) determined on a pro forma basis as though the parties had not consummated the Contemplated Transactions, but as if the fiscal year had then ended; (ii) prepared in accordance with GAAP applied on a basis consistent with the preparation of the Agreed Latest Balance Sheet; and (iii) reviewed by Deloitte & Touche LLP, the Purchaser's and the Company's certified public accountants. Notwithstanding the foregoing, the amount of any balance sheet reserves affecting the Closing Financial Statements shall not be less than the amount of such reserves reflected in the Agreed Latest Balance Sheet.

         (b) The Purchaser also will prepare and deliver to the Stockholders' Representative, along with the Draft Closing Date Balance Sheet, a draft calculation of the adjustment to the Merger Consideration as determined below (the "Draft Adjustment Calculation"). The Merger Consideration will be adjusted as follows:

                 (i) The "Net Worth" shall mean (A) the total assets indicated on the applicable balance sheet, less any amount reflected therein for amounts owed to the Company by the Stockholders, less (B) the sum of the accounts payable, accrued wages and related amounts and other accrued liabilities indicated on such balance sheet. The Net Worth reflected in the Agreed Latest Balance Sheet is $109,099.70. Notwithstanding the foregoing, the Merger Consideration shall be reduced by the following amounts unless such amounts have already been taken into account in determining Net Worth (1) by one-half (1/2) of the present value amount (agreed to by the Company and the Purchaser) or such other amount as may be required to fully liquidate and settle certain bonus and severance commitments made by the Company (to the extent such obligations have not been settled, paid and released prior to the Closing
Date), (2) for obligations for arms-length loans made to the Company after March 31, 1998 but before Closing outstanding on the Closing Date, (3) for liability for interim financing outstanding on the Closing Date and accounts payable over 60 days, (4) for any advances or other financial accommodations made to the Company or MTI by the Purchaser outstanding on the Closing Date,
(5) all professional fees (including without limitation, attorneys', accountant's appraiser's and finder's fees and transaction bonuses incurred by the Company or Stockholders in connection with the execution of this Agreement and consummation of the Contemplated Transactions, and (6) any fees or costs incurred in terminating any agreement or contracts provided for in this Agreement.

                 (ii) To the extent the Net Worth calculated from the Draft Closing Balance Sheet is less than $109,099.70, the Cash Component of the Merger Consideration (other than the Cash Component being held pursuant to the Escrow Agreement which shall be $3,500,000) shall be reduced by such amount to the extent available and then, if necessary, the Equity Component shall be reduced by the balance of such amount.

                 (iii) To the extent the Net Worth calculated from the Draft Closing Balance Sheet is more than $109,099.70, the Cash Component of the Merger Consideration shall be increased by such amount to the extent available and then, if necessary, to the Equity Component shall be reduced by the balance of such amount.

         (c) If the Stockholders' Representative has an objection to the Draft Closing Date Balance Sheet or the Draft Adjustment Calculation, the Stockholders' Representative will deliver to the Purchaser a detailed statement describing its objections within fifteen (15) days after receiving the Draft Closing Date Balance Sheet and the Draft Adjustment Calculation. The Purchaser and the Stockholders' Representative will use reasonable efforts to resolve between themselves their respective objections. If the Purchaser and the Stockholders' Representative do not reach a final resolution within thirty
(30) days after the Purchaser has received the Stockholders' Representative's statement of objections, such dispute shall be referred to the American Arbitration Association ("AAA") in Wilmington, Delaware for resolution. The resolution of the remaining objections by the AAA will be in writing and will be conclusive and binding upon the parties. The Purchaser will revise the Draft Closing Date Balance Sheet and the Draft Adjustment Calculation as appropriate to reflect the resolutions of all objections thereto pursuant to this Section 2.11(c). The "Closing Date Balance Sheet" and the "Adjustment Calculation" shall mean, respectively, the Draft Closing Date Balance Sheet and the Draft Adjustment Calculation, together with any revisions thereto pursuant to this Section 2.11(c).

         (d) The Purchaser will make the work papers and supporting materials used in the Company's preparation of the Draft Closing Date Balance Sheet and the Draft Adjustment Calculation, along with the books, records and personnel of the Company, available to the Stockholders' Representative at reasonable times and upon reasonable notice at any time during the Stockholders' Representative's review of the Draft Closing Date Balance Sheet and the Draft Adjustment Calculation and the resolution by the parties of any objections thereto. The Stockholders' Representative shall make the work papers and supporting materials used in the Stockholders' review of the Financial Statements available to the Purchaser and its Representatives at reasonable times and upon reasonable notice at any time during the Purchaser's preparation of the Closing Financial Statements and the Draft Adjustment Calculation and the resolution by the parties of any objections thereto.

         (e) The Stockholders and the Purchaser each will pay one-half of the fees and expenses of the AAA to which any unresolved objections are submitted pursuant to the foregoing unless otherwise reasonably determined and directed the AAA; provided, however, that the Stockholders' obligations to pay such fees and expenses shall be limited to and payable only from funds available in the Escrow.

         (f) If the Merger Consideration as finally determined pursuant to this Section 2.11 is greater than $12,500,000, the Purchaser shall, within three (3) business days after the Merger Consideration is finally determined pursuant to this Section 2.11 pay to the Exchange Agent for the benefit of the Stockholders and as additional Merger Consideration an amount in U.S. Dollars (by wire transfer of immediately available funds to the account specified by the Exchange Agent) equal to the difference between the Merger Consideration and $12,500,000, plus interest on such difference at the rate of 1% over One Month LIBOR for the period from (and including) the Closing Date to (but excluding) the date of such payment, such interest to be calculated on the basis of actual days elapsed and a year of three hundred sixty (360) days. In no event shall the Purchaser be required to pay more than $1,250,000 above $12,500,000.

         (g) If the Merger Consideration is less than $12,500,000, within three (3) business days after the Merger Consideration is finally determined pursuant to this Section 2.11, the Stockholders' Representative shall cause the Exchange Agent to pay to the Purchaser by wire transfer of immediately available funds to the account specified by the Purchaser an amount in U.S. Dollars equal to the amount of such adjustment plus interest on such amount at the rate of 1% over One Month LIBOR for the period from (and including) the Closing Date to (but excluding) the date of such payment, such interest to be calculated on the basis of actual days elapsed and a year of three hundred sixty (360) days.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to the Purchaser on behalf of itself and MT Human (as hereinafter defined) as follows:.

         3.1  ORGANIZATION AND GOOD STANDING.

         (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and the Company has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Except as set forth in Part 3.1(a) of the Disclosure Letter, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) The Company has delivered to the Purchaser copies of the Organizational Documents of the Company, as currently in effect.

         (c) Except as set forth in Part 3.1(c) of the Disclosure Letter, the Company has (i) no subsidiaries; (ii) no Related Persons; and (iii) not contracted, nor is it otherwise under any obligation, to purchase or subscribe for any interest in, advance or loan monies, or in any way make investments in or incur obligations with respect to, any Person. Each of the entities listed in Part 3.1(c) of the Disclosure Letter in respect to clause (i) above (the "Affiliates") is duly organized, validly existing, and in good standing under the laws of the jurisdiction set forth in Part 3.1(c) of the Disclosure Schedule, and has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Each of the Affiliates is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Except as set forth in Part 3.1(c) of the Disclosure Letter, the Company owns all of the issued and outstanding capital stock of each of the Affiliates.

         3.2  AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and the Key Stockholders, enforceable against the Company and the Key Stockholders in accordance with its terms. Upon the execution and delivery by the Company of the Escrow Agreement and the other documents or instruments described herein (the "Company's Closing Documents"), the Company's Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. Upon the execution and delivery by the Key Stockholders of the Noncompetition Agreements (if applicable), the Lockup Agreements, the Escrow Agreement and the other documents or instruments described herein (the "Key Stockholders' Closing Documents"), the Key Stockholders' Closing Documents will constitute the legal, valid, and binding obligations of each of the Key Stockholders, enforceable against such Persons in accordance with their respective terms. Each of the Company and the Key Stockholders has the power, authority, and capacity to execute and deliver this Agreement and the Company's Closing Documents or the Key Stockholders' Closing Documents, as the case may be, and to perform their obligations under this Agreement and the Company's Closing Documents or the Key Stockholders' Closing Documents, as the case may be.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                 (i) contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                 (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Key Stockholders, the Company, or any of the assets owned or used by the Company, may be subject;

                 (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                 (iv) cause the Purchaser or the Company to become subject to, or to become liable for the payment of, any Tax;

                 (v) cause any of the assets owned by the Company to be reassessed or revalued by any Taxing Authority or other Governmental Body;

                 (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; or

                 (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

         Except as set forth in Part 3.2 of the Disclosure Letter, the Company will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 5,000,000 shares of preferred stock, $0.05 par value per share, of which 350,000 shares have been designated as Series A Preferred Stock and 700,000 shares have been designated as Series B Preferred Stock and 10,000,000 shares of common stock, $0.01 par value per share (collectively, the "GeneScreen Stock"), of which 350,000 shares of Series A Preferred Stock, 691,723 shares of Series B Preferred Stock and 2,620,493 shares of Common Stock are issued and outstanding. Except as set forth in Part 3.3 of the Disclosure Letter, the Stockholders are and will be on the Closing Date the record and beneficial owner and holder of all the number of shares set forth opposite their names on Exhibit J, in each case, free and clear of all Encumbrances. Except as set forth in Part 3.3 of the Disclosure Letter, there are no: (i) shares of capital stock or other voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants, exchange rights, subscription rights or other Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company or securities convertible into or exchangeable for equity securities or other securities of the Company or (iv) any Contracts to grant, or enter into any such option, warrant, call, right, commitment or agreement (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). Except as set forth in Part 3.3 of the Disclosure Letter, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, any Company Securities. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in
Part 3.3 of the Disclosure Letter, the Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The GeneScreen Stock being converted pursuant to the Merger hereunder represents 100% of the capital stock of all classes of the Company. The Company's MT Human ID, Inc. subsidiary ("MT Human") has no assets or liabilities (contingent or otherwise), nor has it conducted any business, except as set forth in Part 3.3 of the Disclosure Letter. There are no stockholders in the Company other than the Stockholders. The Key Stockholders own and hold a majority of the outstanding shares of GeneScreen Stock. At the Effective Time there will be no Stockholders of the Company other than the Stockholders and the holders of outstanding options to acquire capital stock of the Company disclosed in Part 3.3 of the Disclosure Letter who exercise, or are deemed to have exercised, such options at or prior to the Effective Time.

         3.4 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser:
(a) audited balance sheets of the Company as at December 31 in each of the years 1992 through 1996, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants, (b) audited balance sheets of the Company as at December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants, and (c) reviewed balance sheet of the Company as at March 31, 1998 and June 30, 1998 (the "Interim Balance Sheet") and the related reviewed consolidated statements of income, changes in stockholders' equity, and cash flow for the three and six months then ended, including in each case the notes thereto. Such financial statements and notes fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); except as disclosed in such financial statements, the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company and the subsidiaries listed in Part 3.1(c) of the Disclosure Letter are required by GAAP to be included in the consolidated financial statements of the Company.

         3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct in all material respects, and reflect the maintenance of an adequate system of internal controls. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

         3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current Taxes not yet due, (d) defects, irregularities and deficiencies in title that do not impair the use of such property for the purposes for which such property is held by the Company in any material respect, (e) Encumbrances disclosed in Part 3.6 of the Disclosure Letter; and (f) Encumbrances that individually or in the aggregate would not have a Material Adverse Effect on the Company or any of its assets.

         3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair in all material respects, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent an adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable or with respect to receivables from Governmental Bodies or collected through insurance carriers, within 180 days after the day on which it first becomes due and payable provided, however, that no representation is made as to any Accounts Receivable owed by Purchaser. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9 INVENTORY. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business in all material respects, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory

(whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

         3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, and liabilities, which individually or in the aggregate would not have a Material Adverse Effect

         3.11 TAXES.

         (a) The Company has filed or caused to be filed within the allowable time periods all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements in all material respects. The Company has delivered or made available to the Purchaser copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since January 1, 1993. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) The United States Federal and state income Tax Returns of the Company have not been audited by the IRS or relevant state Tax Authorities and the Company has no tolling agreements with the IRS. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States Federal income Tax Returns filed by the Company for all taxable years since 1993, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither the Stockholders nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which Stockholders or the Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of IRC
Section 341(f)(2) has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected in all material respects and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not and has never been a "Subchapter S" corporation as defined in the IRC.

         3.12 NO MATERIAL ADVERSE CHANGE. Except as disclosed in Part 3.12 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Company, and to the Company's Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13 EMPLOYEE BENEFITS.

         (a) As used in this Section 3.13, the following terms have the meanings set forth below:

         "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

         "Company Plan" means all Plans of which the Company or an ERISA Affiliate of the Company is or, within five (5) years prior to the Closing, was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or, within five (5) years prior to the closing, has contributed, or in which the Company or, within five (5) years prior to the Closing, an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

         "ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC Section 414.

         "Multi-Employer Plan" has the meaning given in ERISA Section 3(37)(A).

         "Other Benefit Obligations" means all obligations, arrangements, or customary practices to provide benefits, other than salary or fees paid in cash, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

         "Plan" has the meaning given in ERISA Section 3(3).

         "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

         "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

         "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC
 Section 501(c)(9).

         "Welfare Plan" has the meaning given in ERISA Section 3(1).

         (b) (i) Part 3.13(b)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                 (ii) Part 3.13(b)(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is a Plan Sponsor, participates, or has current or future benefit obligations.

                 (iii) The Company maintains no Welfare Plans which provide for post-retirement benefits other than continuation coverage required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The Company has not maintained or contributed to any VEBAs.

                 (iv) Part 3.13(b)(iv) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation for any non-Qualified Plan.

         (c) The Company has delivered to the Purchaser:

                 (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, and all plan descriptions and summary plan descriptions of Company Plans, Company Other Benefit Obligations, and Company VEBAs;

                 (ii) all personnel, payroll, and employment manuals and policies;

                 (iii) all collective bargaining agreements to which the Company and/or any of their ERISA Affiliates is/are a party;

                 (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                 (v) all registration statements filed with respect to any Company Plan;

                 (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

                 (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                 (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                 (ix) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                 (x) all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan relating to any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement;

                 (xi) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan relating to any Company Plan within the four years preceding the date of this Agreement; and

                 (xii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan.

         (d) Except as set forth in Part 3.13(d) of the Disclosure Letter:

                 (i) The Company has performed all of its obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                 (ii) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to the Purchaser.

                 (iii) The Company, with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs, is, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                           (A) No transaction prohibited by ERISA Section 406
and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

                           (B) The Company has no liability to the IRS with
respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                           (C) The Company has no liability to the PBGC with
respect to any Plan or has any liability under ERISA Section 502 or Section
4071.

                           (D) All filings required by ERISA and the IRC as to
each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                           (E) All contributions and payments made or accrued
with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                 (iv) Except as set forth in Part 3.13(d)(iv) of the Disclosure Letter, each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except with respect to Qualified Plans, without the vesting or acceleration of any benefits promised by such Plan.

                 (v) To the Company's Knowledge, premium costs of the Company's Welfare Plans are not expected to materially increase for the next renewal period as the direct result of past claims experience.

                 (vi) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the Company's Knowledge, is Threatened.

                 (vii) Except as set forth in Part 3.13(d)(vii) of the Disclosure Letter, no Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC Section 401(a).

                 (viii) Each Qualified Plan of the Company has received a favorable determination letter as to the qualified status of such Plan under IRC Section 401(a), including all Plan provisions and/or amendments which, under current Internal Revenue Service guidelines are required to have been incorporated or made and each such Plan has been operated in all material respects in compliance with Plan provisions and all applicable legal requirements; each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). To 'Company's knowledge no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan.

                 (ix) No Company Plan is subject to Title IV of ERISA.

                 (x) Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                 (xi) Under the terms of the Company Plans, the Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                 (xii) The Company has complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B in all material respects.

                 (xiii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company under any current Company Plan or Company Other Benefit Obligation will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                 (xiv) Except as set forth in Part 3.13(d)(xvi) of the Disclosure Letter, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

         (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                 (i) The Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets in all material respects;

                 (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement in any material respect, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (iii) The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement in any material respect, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                 (i) The Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                 (ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                 (iii) The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                 (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.15 LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                 (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                 (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of the Company, except as disclosed in Part 3.15 of the Disclosure Letter, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings set forth in Part 3.15 of the Disclosure Letter shall not result in Damages in the aggregate exceeding the amount reserved therefor in the Agreed Latest Balance Sheet (without giving effect to the $25,000 materiality standard). The Company has delivered to the Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a Material Adverse Effect.

         (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                 (i) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                 (ii) To the Knowledge of the Company, the Stockholders are not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                 (iii) To the Knowledge of the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                 (i) The Company is, and at all times has been, in full compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                 (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                 (iii) The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; purchase, redemption, retirement, or other acquisition by the Stockholders of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b)  amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that may have a Material Adverse Effect;

         (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

         (i) material change in the accounting methods used by the Company;

         (j) sale or pledge, or agreement to sell or pledge, any capital stock owned by the Company;

         (k) split, combination or reclassification of the Company's outstanding stock or issuance or authorization or proposed issuance of any other securities with respect to, in lieu of or in substitution for the GeneScreen Stock;

         (l) incurrence of any indebtedness for borrowed money or capital lease obligations outside the Ordinary Course of Business;

         (m)  guaranty of any indebtedness of another Person;

         (n) acquisition by merger or consolidation with, or by purchasing a substantial equity interest in, or by any other manner, any business or any Person;

         (o) acceleration, termination (other than end-of-term expirations), modification, cancellation, declaration of a default under or indication of an intent to terminate any Contract (or series of related Contracts) involving more than $50,000 to which the Company is a party or by which it is bound;

         (p) any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

         (q) delay or postponement of the collection of accounts receivable or the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

         (r) loan to, or, except in Ordinary Course of Business, entry into any other transaction with, any of its directors, officers and employees;

         (s) entry into any transaction other than in the Ordinary Course of Business; and

         (t) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.17 CONTRACTS; NO DEFAULTS. (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to the Purchaser true and complete copies, of:

                 (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

                 (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

                 (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any assets of the Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                 (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                 (v) each collective bargaining agreement and other Applicable Contract with any labor union or other employee representative of a group of employees;

                 (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                 (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or materially limit the freedom of the Company to engage in any line of business or to compete with any Person;

                 (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods having a value in excess of $50,000;

                 (ix) each Applicable Contract for capital expenditures in excess of $50,000;

                 (x) each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

                 (xi) each written complaint received by the Company from a customer during the twelve (12) month period preceding the date hereof, the net affect of which would be the likely cancellation or termination of a Contract having a value in excess of $50,000; and

                 (xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts.

         (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                 (i) none of the Key Stockholders nor, to the Knowledge of the Company, any Related Person of the Key Stockholders has or may acquire any rights under, and none of the Key Stockholders nor such Related Person has or may become subject to any obligation or liability under, any Contract that relates to the business of the Company, or any of the assets owned or used by, the Company; and

                 (ii) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

                 (i) the Company is and has been in compliance in all material respects with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                 (ii) to the Company's Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

                 (iii) to the Company's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                 (iv) the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and

                 (v) the Company is not aware of any state of facts that would cause a reasonable person to believe that the Company's future sales will not equal such sales for 1996 or 1997.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiations.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18 INSURANCE. (a) The Company has delivered to the Purchaser:

                 (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company is or has been covered at any time within the three years preceding the date of this Agreement;

                 (ii) true and complete copies of all pending applications for policies of insurance; and

                 (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b)  Part 3.18(b) of the Disclosure Letter describes:

                 (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                 (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                 (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and the three immediately preceding policy years:

                 (i)  a summary of the loss experience under each policy;

                 (ii) a statement describing each claim under an insurance policy for an amount in excess of $5,000, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type of
insurance, and period of coverage; and

                           (C) the amount and a brief description of the
claim; and

                 (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

                 (i) All policies to which the Company is a party or that provide coverage to either the Company, or any director or officer of the
Company:

                           (A) are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially
sound and reputable;

                           (C) taken together, provide adequate insurance
coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business as the Company;

                           (D) are sufficient for compliance with all Legal
Requirements and Contracts to which the Company is a party or by which it is bound;

                           (E) will continue in full force and effect
following the consummation of the Contemplated Transactions; and

                           (F) do not provide for any retrospective premium
adjustment or other experienced-based liability on the part of the Company.

                 (ii) The Company has not received (A) any refusal of coverage from the issuer of any insurance policy of the Company or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                 (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

                 (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.19 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the Disclosure Letter:


         (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has no Knowledge or any basis to expect, nor has it or any other Person for whose conduct the Company is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen, or (ii) the current or prior owner or operator of any Facilities, regarding any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have migrated or been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the Knowledge of the Company, Threatened Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

         (c) The Company has no Knowledge or any basis to expect, nor has it or any other Person for whose conduct the Company is or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest.

         (e) There are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.

Neither the Key Stockholders, the Company nor any other Person for whose conduct either of them is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

         (f) There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, processed, treated, stored or disposed of, from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person.

         (g) The Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any Related Person pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Key Stockholders or the Company or any other Person for whose conduct either of them is or may be held responsible, with Environmental Laws.

         3.20 EMPLOYEES.

         (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan. The Company does not accrue vacation.

         (b) To the Company's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director. To the Knowledge of the Company, no director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

         (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21 LABOR RELATIONS; COMPLIANCE. The Company has not been and is not a party to any collective bargaining or other labor union contract. There has not been, there is not presently pending or existing, and to the Knowledge of the Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Company's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22 INTELLECTUAL PROPERTY.

         (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                 (i) the name "GeneScreen," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications held or used by the Company (collectively, "Marks");

                 (ii) all patents, patent applications, and inventions and discoveries that may be patentable held by the Company (collectively, "Patents");

                 (iii) all copyrights in both published works and unpublished works held by the Company (collectively, "Copyrights"); and

                 (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Company (collectively, "Trade Secrets").

         (b) Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than

$10,000 under which the Company is the licensee. There are no outstanding and, to the Company's Knowledge, no Threatened disputes or disagreements with respect to any such agreements.

         (c) Know-How Necessary for the Business.
         ----------------------------------------

                 (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all material Encumbrances, and has the right to use without payment to a third party, all of the Intellectual Property Assets.

                 (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

         (d)  Patents.
         -------------

                 (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. Except as set forth in Part 3.22(d) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

                 (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                 (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Company's Knowledge, there is no potentially interfering patent or patent application of any third party.

                 (iv) No Patent is infringed or, to the Company's Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                 (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

         (e)  Trademarks.
         ----------------

                 (i) Part 3.22(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. Except as set forth in
Part 3.22(e) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

                 (ii) All Marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                 (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

                 (iv) Except as set forth in Part 3.22(e)(iv) of the Disclosure Letter, to the Company's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                 (v) No Mark is infringed or, to the Company's Knowledge, has been challenged or threatened in any way. To the Company's Knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         (f)  Copyrights.
         ----------------

                 (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. Except as set forth in Part 3.22(f) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

                 (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

                 (iii) No Copyright is infringed or, to the Company's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (g)  Trade Secrets.
         -------------------

                 (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                 (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

                 (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Company's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         (h) Year 2000 Compliance. All mission critical software licensed to or used by the Company prior to, during or after the calendar year 2000, includes or shall include, at no material cost to the Purchaser, design and performance functionality so the Purchaser shall not experience software abnormally ending and/or incorrect results from use of any such software in the operations of the Company due to the calendar year 2000. All software use by the Company is designed to ensure year 2000 compatibility which shall include, but not be limited to, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century. The Company has and the Purchaser shall have the absolute right to use, without payment of any additional consideration to any Person (excluding customary support and maintenance fees) all software and operating systems necessary to continue to operate the Company's business without interruption or delay.

         3.23 CERTAIN PAYMENTS. Neither the Company nor, to the Company's Knowledge, any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.24 DISCLOSURE.

         (a) No representation or warranty of the Company or the Key Stockholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to the Company or the Key Stockholders that has specific application to the Stockholders or the Company (other than general economic or industry conditions) and that may have a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Letter.

         3.25 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part
3.25 of the Disclosure Letter, to the Company's Knowledge, none of the Stockholders nor any Related Person of the Stockholders or the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. To the Company's Knowledge, none of the Stockholders nor any Related Person of the Stockholders or the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, to the Company's Knowledge, none of the Stockholders nor any Related Person of the Stockholders or the Company is a party to any Contract with, or has any claim against, the Company.

         3.26 BROKERS OR FINDERS. The Company, the Stockholders and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than to Jennifer Lobo, whose fees will be paid by the Company.

         3.27 CONTINUITY OF BUSINESS ENTERPRISE. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of IRS Reg.
Section 1.368-1(d).

         3.28 QUALIFICATION AS AN "A" MERGER. The Company is in the process of selling MTI to Orchid Biocomputer Inc. and hereby represents and warrants that the total consideration to be received in the MTI Transaction will not prevent the Merger from being consummated as a tax-free reorganization pursuant to IRC
Section 368(a)(1)(A).

3A.  REPRESENTATIONS AND WARRANTIES OF THE KEY SHAREHOLDERS.

         Each of the Key Stockholders represents and warrants to the Purchaser as follows (with the term "Related Person" as used in this Section excluding the Company itself):

         3A.1 (a) Upon the execution and delivery by such Key Stockholder of this Agreement, a Noncompetition Agreement to which such Key Stockholder is a party, a Lockup Agreement to which the Key Stockholder is a party, the Escrow Agreement and each other document and instrument described herein to which such Key Stockholder is a party (the "Key Stockholder Closing Documents"), this Agreement and the Key Stockholder Closing Documents will constitute the legal, valid and binding obligations of such Key Stockholder, enforceable against such Key Stockholder in accordance with their respective terms. Such Key Stockholder has the power, authority, and capacity to execute and deliver this Agreement and the Key Stockholder Closing Documents to which such Key Stockholder is a party, and to perform its obligations under this Agreement and the Key Stockholder Closing Documents to which such Key Stockholder is a party.

                  (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement by such Key Stockholder nor the consummation or performance of any of the Contemplated Transactions by such Key Stockholder will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Key Stockholder may be subject.

         3A.2 Except as set forth in Part 3.17(b) of the Disclosure Letter, neither such Key Stockholder, nor to the Knowledge of such Key Stockholder, any Related Person of such Key Stockholder has or may acquire any rights under, and neither such Key Stockholder nor any of its Related Persons, has or may become subject to any obligation or liability under any Contract that relates to the business of the Company, or any assets owned or used by, the Company.

         3A.3 (a) No representation or warranty of such Key Stockholder in this Agreement or in the Disclosure Letter that relates to such Key Stockholder omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) There is no fact of which such Key Stockholder has Knowledge that is related to such Key Stockholder that may have a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Letter.

         3A.4 Except as set forth in Part 3.25 of the Disclosure Letter, to the Knowledge of such Key Stockholder, neither such Key Stockholder nor any Related Person of such Key Stockholder has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. To the Knowledge of such Key Stockholder, neither such Key Stockholder nor any Related Person or such Key Stockholder is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, neither such Key Stockholder nor any Related Person of such Key Stockholder is a party to any Contract with, or has any claim against, the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Stockholders as follows:

         4.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as it is now being conducted. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         4.2  AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Upon the execution and delivery by the Purchaser of the Lockup Agreements, the Escrow Agreement and the other documents or instruments described herein (the "Purchaser's Closing Documents"), the Purchaser's Closing Documents will constitute the legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms. The Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Purchaser's Closing Documents, as the case may be, and to perform their respective obligations under this Agreement and the Purchaser's Closing Documents, as the case may be.

         (b) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation or performance of any of the Contemplated Transactions by the Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                 (i)      any provision of the Purchaser's Organizational
Documents;

                 (ii) any resolution adopted by the board of directors or stockholders of the Purchaser, as the case may be;

                 (iii) any Legal Requirement or Order to which the Purchaser may be subject; or

                 (iv) any Contract to which the Purchaser is a party or by which the Purchaser may be bound.

         Other than consent from its stockholders and its bank lender, which consents will be obtained on or prior to the Closing Date, the Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CAPITALIZATION. The authorized equity securities of the Purchaser consists of 1,500,000 shares of common stock, $.10 par value per share, of which 773,175 were outstanding on July 15, 1998; and 500,000 shares of preferred stock, $10.00 par value per share, of which 21,500 were outstanding on July 15, 1998. All of the outstanding equity securities of the Purchaser have been duly authorized and validly issued and are fully paid and nonassessable.

None of the outstanding equity securities or other securities of the Purchaser were issued in violation of the Securities Act or any other Legal Requirement. Subject to Stockholder approval, the Purchaser intends to increase its authorized capital stock to 15,000,000 shares of common stock, $.10 par value per share, and 1,000,000 shares of preferred stock, $10.00 par value per share, to allow the Purchaser to implement a 3.65-for-1 stock split and to allow the board of directors of Purchaser to issue additional shares in connection with acquisitions and capital raising transactions and for other purposes deemed by the board of directors to be in the best interest of the Purchaser. If the authorized capital stock of Purchaser is increased and the stock split is consummated as presently contemplated and set forth herein, no more than 8,000,000 shares of common stock shall be outstanding at the Effective Time, including the shares to be issued in connection with this Agreement.

         4.4 INVESTMENT INTENT. The Purchaser is acquiring the GeneScreen Stock for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act.

         4.5 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Purchaser's Knowledge, no such Proceeding has been Threatened.

         4.6 BROKERS OR FINDERS. The Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Stockholders harmless from any such payment alleged to be due by or through the Purchaser as a result of the action of the Purchaser or its officers or agents.

         4.7 SEC REPRESENTATION. The Registration Statement has been filed with the Securities and Exchange Commission for the registration under the Securities Act of the offer and sale of Lifecodes Stock (i) pursuant to the IPO and (ii) to the Stockholders at the Effective Time pursuant to the Merger. The Purchaser has delivered to the Company a true and complete copy of the Registration Statement, including all exhibits and amendments thereto. The Registration Statement, as filed, fully complied, and on the Closing Date will comply, in all material respects with the applicable provisions of the Securities Act and the applicable rules and regulations of the Securities and Exchange Commission promulgated thereunder. On the Closing Date, the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. On the Closing Date, any and all required filings, notifications, registrations and qualifications under the Securities Act and the securities or blue sky laws of each applicable state or other jurisdiction in which a Stockholder is resident (as identified on Exhibit J) shall have been made, given and effective, so that the Lifecodes Stock issuable to the Stockholders pursuant to this Agreement shall be freely tradable by the holders thereof under the Securities Act and such laws, subject only to the terms of the Lockup Agreements.

         4.8 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of the Purchaser to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets, in each case within the meaning of IRS Reg. Section 1.368-1(d).

         4.9 NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the business of the Purchaser since the date of the Registration Statement.

5. COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE.

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, the Company will, and will cause its Representatives to, (a) afford the Purchaser and its Representatives and lenders and their Representatives (collectively, the "Purchaser's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Purchaser and the Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request, and (c) furnish the Purchaser and the Purchaser's Advisors with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

         5.2 OPERATION OF THE BUSINESSES OF THE COMPANY. Between the date of this Agreement and the Closing Date, the Company will:

         (a) conduct the business of the Company, other than engaging in the MTI Transaction, only in the Ordinary Course of Business;

         (b) use its best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, in each case, other than MTI;

         (c) confer with the Purchaser concerning operational matters of a material nature; and

         (d) otherwise report periodically to the Purchaser concerning the status of the business, operations, and finances of the Company.

         5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of the Purchaser, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

         5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company will cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and cooperate with the Purchaser in obtaining all required consents.

         5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, the Company will promptly notify the Purchaser in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of representations and warranties of the Key Stockholders or the Company as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to the Purchaser a supplement to the Disclosure Letter specifying such change. During the same period, the Company will promptly notify the Purchaser of the occurrence of any Breach of any covenant in this
Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 10, the Key Stockholders and the Company will not, and each will cause its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Purchaser) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company other than the MTI Transaction.

         5.7 BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Company and the Key Stockholders will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         5.8 STOCKHOLDER MEETING. The Company shall take all action necessary in accordance with applicable law to convene a meeting of the Stockholders to be held no later than September 25,1998 (the "Meeting"), for the purpose of approving this Agreement. On or before September 4, 1998 the Company shall mail to each Stockholder who was a stockholder on the record date for determining stockholders entitled to notice of the Meeting, (i) a notice of special meeting (which notice may be included in the Information Statement (as defined herein)), (ii) an information statement and letter of transmittal (the "Information Statement") with respect to the matters to be submitted for stockholder approval at the Meeting, in which its board of directors shall recommend to its stockholders the approval of this Agreement; and (iii) a notice that appraisal rights are available for the shares of GeneScreen Stock held by each such Stockholder of the Company, together with a statement of rights of objecting Stockholders, in satisfaction of the Company's obligations under Section 262 of the Delaware General Corporation Law. Each of the Key Stockholders hereby agrees to vote its GeneScreen Shares in favor of the Merger. The Company shall use its best efforts to obtain all votes and approvals of its stockholders necessary for the approval of this Agreement under the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws.

6. COVENANT OF THE PURCHASER PRIOR TO CLOSING DATE.

         6.1 BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Purchaser will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER TO CLOSE.

         The obligations of the Purchaser to take the actions required to be taken by the Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

         7.1  ACCURACY OF REPRESENTATIONS.

         (a) All of the representations and warranties of the Company and the Key Stockholders in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         (b) Each of the representations and warranties in Sections 3.3, 3.4,
3.12 and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2  PERFORMANCE BY THE COMPANY AND THE KEY STOCKHOLDERS.

         (a) All of the covenants and obligations that the Company or the Key Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in
Section 5.4 must have been performed and complied with in all respects.

                 7.3 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to the Purchaser:

         (a) an opinion of the Company's counsel, dated the Closing Date, in the form of Exhibit F; and

         (b) such other documents as the Purchaser may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of the Company's or the Key Stockholders' representations and warranties, (iii) evidencing the performance by the Company or the Key Stockholders of, or the compliance by the Company or the Key Stockholders with, any covenant or obligation required to be performed or complied with by the Company or the Key Stockholders, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced, or to the Purchaser's Knowledge, Threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.5 NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the GeneScreen Stock or any other voting, equity or ownership interest in the Company, or (b) is entitled to all or any portion of the Lifecodes Stock.

         7.6 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

         7.7 DUE DILIGENCE. The Purchaser shall have completed its due diligence of the Company and its business to the Purchaser's satisfaction.

         7.8 REGISTRATION OF SHARES. The offer and sale of all of the shares of Lifecodes Stock constituting the Merger Consideration shall be the subject of an effective registration statement under the Securities Act.

         7.9 CLOSING OF THE MOLECULAR TOOL, INC. TRANSACTION. The Company shall have: (i) closed the sale of its Molecular Tool, Inc. subsidiary ("MTI") and distributed all or a portion of the net proceeds thereof to the Stockholders; or (ii) distributed the shares of MTI to the Stockholders (in either case, the "MTI Transaction"). If the MTI Transaction is consummated in the form of an asset sale (versus a stock sale) the Company will ensure that any and all Liabilities of MTI and MT Human that are not specifically taken into account in the Latest Agreed Upon Balance Sheet (including but not limited to Tax Liabilities) have been satisfied in full at or prior to the Closing.

         7.10 TECHNOLOGY LICENSE. Company shall have caused MTI to grant to the Company on or prior to the Closing a royalty-free, fully paid-up, perpetual, transferable, worldwide license to patented GBA methods owned or licensed by MTI (the "Technology License"), subject only to MT Human's existing license with Lab Corporation of America (f/k/a

Roche Biomedical Laboratories) ("Lab Corp") in the field of human identity testing for paternity analysis in the United States (the "Lab Corp License") and MTI's existing License Agreement dated June 11, 1997 with Orion Corporation, Ltd., together with ownership of MT Human (subject to the retention of all Liabilities of MTI and MT Human as provided in Section 7.9 above) or an assignment to the Company of all royalty and other payments paid or payable by Lab Corp to MT Human pursuant to the terms of the Lab Corp License. The Technology License shall be exclusive for service testing and product sales in the fields of human and animal identity testing, transplantation and diagnostic services and co-exclusive with MTI and the purchaser of MTI or its assets for services in the fields of human, animal and plant pharmacogenetics (i.e., exclusive, subject only to the retained, non-transferable, right of MTI or the purchaser of MTI or its assets to provide services in such fields) and shall be substantially in the form of Exhibit K, with such changes or modifications as Purchaser and the Company may mutually agree upon, consistent with this Section 7.10 and the letter of intent referred to in Section 13.8 below.

         7.11 DISTRIBUTION OF STOCK OF MT HUMAN ID, INC. The Company shall have caused MTI to transfer to the Company, for nominal consideration, all of the issued and outstanding capital stock of its indirect subsidiary, MT Human.

         7.12 RESIGNATIONS. All officers and directors of the Company shall have delivered their written resignations as such.

         7.13 RELEASES. The Company shall have delivered general releases from each of the Key Stockholders listed in Exhibit A of all claims against the Company in a form reasonably acceptable to the Purchaser.

         7.14 APPROVAL BY THE STOCKHOLDERS OF GENESCREEN. The holders of a majority in interest of the issued and outstanding shares of GeneScreen Stock shall have approved, in accordance with the laws of the State of Delaware and the Certificate of Incorporation and By-Laws of GeneScreen, this Agreement and the Contemplated Transactions, provided that not more than 5% in interest of the Stockholders shall have exercised their appraisal rights described in
Section 2.9 above.

         7.15 OPTIONS; WARRANTS. The Company will amend its existing 1991 Stock Option Plan so that all options outstanding thereunder immediately prior to the Effective Time shall be deemed to have been exercised at the Effective Time so that at the Effective Time there will be no outstanding options, warrants or other rights to purchase or acquire shares of common or preferred stock from the Company at the Effective Time.

         7.16 TERMINATION OF AGREEMENTS.

The Company and Stockholders will terminate: (i) all stockholders agreements (buy-sell agreements) and (ii) the Scientific Consulting Agreement between the Company and Philip Goelet dated March 1, 1996 at or prior to Closing.

8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE.

         The obligation of the Company to take the actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. All of the Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2  THE PURCHASER'S PERFORMANCE.

         (a) All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) The Purchaser must have delivered each of the documents required to be delivered by the Purchaser pursuant to Section 2.5.

         8.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         8.4 ADDITIONAL DOCUMENTS. The Purchaser must have caused the following documents to be delivered to the Stockholders' Representative:

         (a) an opinion of Wiggin & Dana, dated the Closing Date, in the form of Exhibit H; and

         (b) such other documents as the Stockholders' Representative may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of the Purchaser, (iii) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or
(v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the exchange of the GeneScreen Stock for the Lifecodes Stock and Cash Component, or (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         8.6 CLOSING OF THE MTI TRANSACTION. The Company shall have closed or consummated the MTI Transaction.

         8.7 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the required vote of the stockholders of Purchaser.

         8.8 REGISTRATION OF SHARES. The offer and sale of all of the shares of Lifecodes Stock constituting the Merger Consideration shall be the subject of an effective Registration Statement under the Securities Act.

9.   TAX MATTERS.

         9.1  ALLOCATION OF LIABILITY FOR TAXES.

         (a) Subject to Section 11.2, the Stockholders will be liable for, and will indemnify and hold harmless the Purchaser and the Company from and against, any and all Taxes based on net income, net worth or capital stock, however defined, imposed on or with respect to the Company or its assets, operations, ownership or activities for any Pre-Closing Period (the "Stockholders' Tax Indemnity").

         (b) Subject to Section 11.3, the Purchaser will be liable for, and will indemnify and hold harmless the Stockholders from and against, any and all Taxes imposed on or with respect to the Company or its assets, operations, ownership or activities for any Post-Closing Period (the "Purchaser's Tax Indemnity").

         9.2  PRORATION OF TAXES.

         (a) Tax items shall be apportioned between the Pre-Closing Period and the Post-Closing Period based on a closing of the books and records of the Company as of the Closing Date (provided that any Tax item incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period ).

         (b) The Stockholders and the Purchaser will not exercise any option or election (including any election to ratably allocate a Tax year's items under U.S. Treasury Regulation Section 1.1502-76(b)(2)(ii) or otherwise) to allocate Tax items in a manner inconsistent with this Section 9.

         9.3  AMENDED RETURNS; CARRYOVERS.

         (a) Any amended Tax Return or claim for Tax refund for any Pre-Closing Period shall be filed, or caused to be filed, only by the Stockholders. The Stockholders shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), make or cause to be made any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of the Purchaser or the Company for any Tax Period.

         (b) An amended Tax Return or claim for Tax refund shall be filed by the party responsible for filing the original Tax Return hereunder if either the Purchaser or the Stockholders so request, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of the Purchaser (if the request is made by the Stockholders' Representative) or of the Stockholders (if the request is made by the Purchaser).

         (c) Any amended Tax Return or claim for Tax refund for any Post-Closing Period shall be filed, or caused to be filed, only by the Purchaser. The Purchaser shall not, without the prior written consent of the Stockholders' Representative (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Period to the extent that such filing, if accepted, reasonably might change the Tax liability of the Stockholders for any Pre-Closing Period.

         (d) If any Tax loss or credit with respect to the Company arising in a Post-Closing Period may be carried back and included in any Tax Return filed or caused to be filed by the Stockholders with respect to the Company for any Pre-Closing Period, the Purchaser may elect (at its expense) to carry back such Tax items (subject to the Stockholders' Representative's consent, which consent shall not be unreasonably withheld or delayed), in which case the Stockholders shall pay to the Purchaser an amount equal to the Tax Benefit resulting from such carryback of Tax loss or credit, provided that the Stockholders shall not be required to file any carryback claim unless the Purchaser so requests in writing and agrees to pay the reasonable expenses related to the claim for refund.

         9.4  PREPARATION AND FILING OF TAX RETURNS.

         (a) The Stockholders shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due any Tax Return that is required to include the assets, operations or activities of the Company for Tax Periods ending on or before the Closing Date.

         (b) The Purchaser shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due all Tax Returns that are required to include the assets, operations or activities of the Company for any Tax Periods ending after the Closing Date.

                 (i) The Stockholders' Representative shall prepare and provide to the Purchaser such Tax information as is reasonably requested by the Purchaser with respect to the assets, operations or activities of the Company for the Pre-Closing Period to the extent such information is relevant to any Tax Return which the Purchaser has the right and obligation hereunder to file.

                 (ii) The Stockholders shall, on the one hand, or the Purchaser shall, on the other hand, with respect to any Tax Return which such party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Tax Return and related work papers available for review by the other party at least twenty (20) days in advance of the filing of the Return if the Tax Return (x) is with respect to Taxes for which the other party or one of its Affiliates may be liable hereunder or under applicable tax law, or (y) claims Tax Benefits which the other party or one of its Affiliates is entitled to receive hereunder. The filing party shall use its reasonable best efforts to make Tax Returns available for review as required under this Section 9.4(c) sufficiently in advance of the due date for filing such Tax Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the filing party unless such position is contrary to the provisions of Section 9.4(d) hereof.

         (c) Any Tax Return which includes or is based on the assets, operation or activities of the Company for any Pre-Closing Period, and any Tax Return which includes or is based on the assets, operations or activities of the Company for any Post-Closing Period to the extent the items reported on such Tax Return might reasonably increase any Tax liability of the Stockholders for any Pre-Closing Period shall be prepared in accordance with past Tax accounting methods used with respect to the Tax Returns in question (unless such past methods are no longer permissible under the applicable Tax
Law), and to the extent any items are not covered by past methods (or in the event such past methods are no longer permissible under the applicable Tax
Law), in accordance with reasonable Tax accounting methods selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

         9.5  TAX CONTROVERSIES; ASSISTANCE AND COOPERATION.

         (a) Notice. In the event any Tax Authority informs the Stockholders, on the one hand, or the Purchaser or Company, on the other hand, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an Indemnified Party has Knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide prompt notice to the Indemnifying Party of such asserted Tax liability, then (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for Taxes arising out of such asserted Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the

Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

         (b) Control Rights. The filing party under this Section 9 shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes under this Section 9, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 9.5(b), the term "participation" shall include (i) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

         (c) Consent to Settlement. The Purchaser and the Stockholders shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes hereunder (or right to tax benefit) of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

         (d) Expenses. The Purchaser and the Stockholders shall bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its Affiliates are liable under this Section 9.

         (e) Assistance and Cooperation. The Stockholders, on the one hand, and the Purchaser and Company, on the other hand, shall cooperate (and cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (i) preparation and filing of Tax Returns,
(ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties also shall make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

         (f) Termination of Tax Allocation Agreements. As of the Closing Date, the Stockholders shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar agreements or arrangements between the Stockholders and its Affiliates, on the one hand, and the Company, on the other hand, to be extinguished and terminated with respect to the Company and any rights or obligations existing under any such agreement or arrangement to be no longer enforceable.

10.  TERMINATION.

         10.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either the Purchaser or the Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) by the Purchaser if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Key Stockholders to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

         (c)  by mutual consent of the Purchaser and the Company; or

         (d) by either the Purchaser or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before [November 30, 1998], or such later date as the parties may agree upon.

         10.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

11.  INDEMNIFICATION; REMEDIES.

         11.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Except to the extent expressly agreed in writing by the parties, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         11.2 INDEMNIFICATION AND PAYMENT OF DAMAGES FROM ESCROW. By their approval of this Agreement, the Stockholders hereby jointly and severally agree to indemnify and hold harmless the Purchaser and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by the Company or the Key Stockholders in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Company, the Key Stockholders or the Stockholders' Representative pursuant to this Agreement;

         (b) any Breach of any representation or warranty made by the Company or the Key Stockholders in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Letter accepted by Purchaser;

         (c) any Breach by Company, the Key Stockholders or the Stockholders' Representative of any covenant or obligation of such Person in this Agreement;

         (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

         (e)  the MTI Transaction;

         (f)  the Stockholders' Tax Indemnity; and

         (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Stockholders or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, in each case, to the extent Damages (from whatever source derived) exceed $25,000 in the aggregate; provided, however, that the sole and exclusive source of payment for the foregoing indemnification obligation of the

Stockholders shall be the Escrow and no Indemnified Person shall have any right to payment directly from any Stockholder or from any source other than the Escrow.

         The remedies provided in this Section 11.2 will be exclusive and limit any other remedies that may be available to the Purchaser or the other Indemnified Persons.

         11.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE PURCHASER. The Purchaser will indemnify and hold harmless the Stockholders, and will pay to the Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement;

         (b) any Breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement;

         (c)  the Purchaser's Tax Indemnity; or

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, in each case, to the extent Damages (from whatever source derived) exceed $25,000, in the aggregate, provided that in no event shall Purchaser's liability under this Agreement regardless of the nature thereof, exceed $1,000,000.

         11.4 TIME LIMITATIONS. If the Closing occurs, the Stockholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, 3.19 and 9, unless on or before September 1, 2000 the Purchaser notifies the Stockholders' Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser; a claim with respect to Section 3.3, 3.11, 3.13, 3.19 or 9, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, the Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before September 1, 2000 the Stockholders' Representative notifies the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Stockholders Representative.]

         11.5 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party under Section 11.2 or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 11.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Each party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on such party with respect to such a claim anywhere in the world.

         11.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

         11.7 ESCROW. The Purchaser shall be entitled to obtain the funds in Escrow to satisfy its claims for indemnification or Damages as provided in the Escrow Agreement. On the date that is twelve (12) months from the Closing Date, the Stockholders shall be entitled to receive $1,800,000 of the General Escrow Amount; on the date that is twenty-four (24) months from the Closing Date, the Stockholders shall be entitled to receive an additional $700,000 of the General Escrow Amount, and on the date that is thirty-six (36) months from the date that the Company files all Tax Returns for all Tax Periods ending on or before the Closing (or such later date as may be required due to the extension of any applicable statute of limitation relating to any Tax matter), the Stockholders shall be entitled to receive the Tax Escrow Amount, except to the extent, in each case, that there is, at any time that either Tax or General Escrow Amounts are to be distributed from Escrow, a claim by Purchaser for Damages with respect to such Escrow Amount, in which event an amount sufficient to reimburse Purchaser for such Damages shall be retained in the Escrow pending resolution of the claim for Damages as provided in the Escrow Agreement.

12. STOCKHOLDERS' REPRESENTATIVE.

         12.1 APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. Approval of this Agreement of Merger pursuant to Section 251 of the Delaware General Corporation Law shall be deemed to also constitute the irrevocable appointment of Sandpiper Ventures LLC, a Texas limited liability company, as the true and lawful representative, agent and attorney-in-fact of the Stockholders with the following authority:

         (a) at the Closing, to execute and deliver the Escrow Agreement (and any actions or transactions contemplated thereunder) on behalf of the Stockholders;

         (b) to review the Company's determination of the adjustment to the Merger Consideration as provided in Section 2.11; to agree or object thereto in the manner he determines; and to perform any and all other acts in connection with the Section 2.11 adjustment to the Merger Consideration, including without limitation, the acts required pursuant to Section 2.11(g), if applicable;

         (c) subsequent to the Closing, to accept and acknowledge receipt from the Purchaser, the Exchange Agent or the Escrow Agent, for the account of each Exchanging Stockholders, any payment made pursuant to Section 2.11(f) or under the Escrow Agreement and to deliver the appropriate payment to each such Stockholder;

         (d) to resolve with the Purchaser any disputes relating to claims for indemnification, commence and carry out any Proceeding and to otherwise settle any claim asserted by the Indemnified Parties pursuant to this Agreement or the Escrow Agreement;

         (e) to determine, in his sole and absolute discretion, the time or times when, the purposes for, and the manner in which, any power herein conferred shall be exercised and the provisions of any instrument or document that may be executed by him pursuant hereto; and

         (f) to employ such attorneys, accountants and agents as he shall deem appropriate in connection with his duties hereunder, and he shall not be liable under any circumstance for action taken pursuant to the written advice of such attorneys, accountants and agents. This power of attorney is coupled with an interest and is irrevocable.

         12.2 LIMIT OF LIABILITY. Except for willful misconduct, the Stockholders' Representative shall not be liable to any of the Stockholders for any act, omission, loss, damage or expense arising from the performance of his duties hereunder. In no event shall the Purchaser or the Surviving Corporation have any liability to any of the Stockholders for any act or omission of the Stockholders' Representative, including without limitation, negligence and willful misconduct.

         12.3 INDEMNITY OF STOCKHOLDERS' REPRESENTATIVE. The Stockholders shall indemnify, defend and hold the Stockholders' Representative harmless from and against any and all loss, damage, Tax, liability and expense that may be incurred by the Stockholders' Representative arising out of or in connection with its acceptance of the appointment as Stockholders' Representative hereunder, except as caused by its gross negligence or willful misconduct, including the legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder, in equal shares of any such loss, damage, Tax, liability, legal cost and expense.

         12.4 SUCCESSOR REPRESENTATIVE. In the event that Sandpiper Ventures LLC, or any successor Stockholders' Representative appointed in accordance with this Section 12.4, shall cease to serve as Stockholders' Representative for any reason, then the holders of a majority of the shares of GeneScreen Stock as of the Effective Time shall appoint a successor Stockholders' Representative.

13.  GENERAL PROVISIONS.

         13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         13.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Purchaser determines. Unless consented to by the Purchaser in advance or required by Legal Requirements, prior to the Closing the Company shall, and shall cause its directors, officers, employees, agents, advisors and Stockholders to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any

Person. The Company and the Purchaser will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and the Purchaser will have the right to be present for any such communication.

         13.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, the Purchaser and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors (and in the case of the Company, the Stockholders) of the Purchaser and the Company to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. If the Closing takes place, the Stockholders waive any cause of action, right, or claim arising out of the access of the Purchaser or its representatives to any trade secrets or other confidential information except for the intentional competitive misuse by the Purchaser of such trade secrets or confidential information.

         13.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is mailed by overnight courier service, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Key Stockholders or Company:       c/o Stockholders'- Representative
                                   Sandpiper Ventures LLC
                                   c/o Glenn M. Stinchcomb
                                   10111 North Central Expressway
                                   Dallas, Texas  73231
                                   Facsimile No.: (214) 739-9993

                                   And

                                   GeneScreen, Inc.
                                   Attn:  Keith W. Brown
                                   2600 Stemmons Freeway, Suite 133
                                   Dallas, Texas  75207
                                   Facsimile No.: (214) 634-2898
with a copy to:                    Worsham, Forsythe & Wooldridge, L.L.P.
                                   Energy Plaza
                                   1601 Bryan, 30th Floor
                                   Dallas, Texas  75201-3402
                                   Attention:  Timothy A. Mack, Esq.
                                   Facsimile:  (214) 880-0011

The Purchaser:                     Lifecodes Corporation
                                   550 West Avenue
                                   Stamford, CT  06902     Attention:  President
                                   Facsimile No.: (203) 328-9598

with a copy to:                    Wiggin & Dana
                                   Three Stamford Plaza
                                   301 Tresser Blvd.
                                   Stamford, CT  06901
                                   Attention: William A. Perrone, Esq.
                                   Facsimile No.:    (203) 363-7676


         13.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Connecticut, County of Fairfield, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Connecticut, and each of the parties consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         13.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         13.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         13.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including that certain letter of intent between the Company and the Purchaser dated July 13, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The boards of directors of the Company and the Purchaser may amend this Agreement at any time prior to the Effective Time, provided that if such amendment is made subsequent to the approval of this Agreement by the stockholders of the Company such amendment shall not:
(i) alter or change the Merger Consideration, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation or (iii) alter or change any term or condition of the Agreement if such alteration or change would adversely affect the Stockholders.

         13.9 DISCLOSURE LETTER.

         (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         13.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that the Purchaser may assign any of its rights under this Agreement to any of its affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         13.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         13.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         13.13 GOVERNING LAW. This Agreement will be governed by the laws of the State of Connecticut without regard to conflicts of laws principles.

         13.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                           [Signature pages follow]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                            (THE PURCHASER)
                            LIFECODES CORPORATION


                            By: /s/ Walter O. Fredericks
                                ------------------------------------------------
                                Name: Walter O. Fredericks
                                Title: President and Chief Executive Officer


                            THE KEY STOCKHOLDERS
                            [Counterpart signature pages attached]

                            Southwest Enterprise Associates, Limited Partnership


                            By: /s/ C.V. Prothro
                                ------------------------------------------------
                               Name: C.V. Prothro
                               Title: General Partner


                            New Enterprise Associates IV, Limited Partnership

                            By: NEA Partners IV, Limited Partnership,
                                 General Partner

                            By: /s/ Frank A. Bonsal, Jr.
                                ------------------------------------------------
                               Name: Frank A. Bonsal, Jr.
                               Title: General Partner

                            /s/ Timothy A. Mack
                            ----------------------------------------------------
                            Timothy A. Mack

                            /s/ Glenn M. Stinchcomb
                            ----------------------------------------------------
                            Glenn M. Stinchcomb


                            DB Liquidation, LLC

                            By: /s/ Glenn M. Stinchcomb
                                ------------------------------------------------
                               Name: Glenn M. Stinchcomb
                               Title: Manager

                            Blue Doctor, LLC


                            By: /s/
                                ------------------------------------------------
                               Name:
                               Title:

                            /s/ Keith W. Brown
                            ----------------------------------------------------
                            Keith W. Brown

                            /s/ William K. Baxter
                            ----------------------------------------------------
                            William K. Baxter


                            (COMPANY)
                            GENESCREEN INC.


                            By: /s/ Keith W. Brown
                                ------------------------------------------------
                                Name: Keith W. Brown
                                Title: President and Chief Executive Officer


                            SANDPIPER VENTURES LLC


                            By: /s/ Glenn M. Stinchcomb
                                ------------------------------------------------
                                Name: Glenn M. Stinchcomb
                                Title: Manager

                            as STOCKHOLDERS' REPRESENTATIVE

                                   Exhibit A



                               Key Stockholders*





                       Name                                Total Shares*

Southwest Enterprise Associates, Limited Partnership             357,055

New Enterprise Associates IV, Limited Partnership                350,278

Timothy A. Mack                                                    7,641

Glenn M. Stinchcomb                                                3,000

DB Liquidation, LLC                                              191,463

Blue Doctor, LLC                                               1,074,561

Keith W. Brown                                                    56,575

William K. Baxter                                                 24,475
-----------------                                                 ------
Total                                                          2,065,048
=====                                                          =========



-------------------------
*Assumes one-for-one conversion of all preferred shares.

                                   Exhibit B


                                  Definitions


         "Adverse Consequences"--all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Applicable Contract"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "Balance Sheet"--as defined in Section 3.4.

         "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Cash Component"--an aggregate of $5,000,000.

         "Closing"--as defined in Section 2.2.

         "Closing Date"--the date and time as of which the Closing actually takes place.

         "Company"--as defined in the first paragraph of this Agreement.

         "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

         (a)      the Merger;

         (b) the conversion of the GeneScreen Stock into Lifecodes Stock and cash at the Effective Time;

         (c) the registration under the Securities Act of the Lifecodes Stock issuable to the Stockholders at the Effective Time pursuant to the Merger;

         (d) the execution, delivery, and performance of the Lockup Agreements, the Noncompetition Agreements and the other documents and instruments referred to herein; and

         (e) the performance by the Purchaser, on the one hand, and the Company and the Key Stockholders, on the other hand, of their respective covenants and obligations under this Agreement.

         "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages"--as defined in Section 11.2.

         "Dissenters' Shares"--as defined in Section 2.9(a).

         "Disclosure Letter"--the disclosure letter delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement.

         "Effective Time"--as defined in Section 2.3.

         "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and removal response, investigative, remedial, cleanup, corrective action, containment or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "Environmental Law"--any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to authorized levels the Release of Hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting natural resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Equity Component"--as defined in Section 2.4.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow"--as defined in Section 2.4.

         "Escrow Agent"--First Union National Bank.

         "Escrow Amount"--as defined in Section 2.4.

         "Escrow Agreement"--as defined in Section 2.4.

         "Exchange Agent"--Worsham, Forsythe & Wooldridge, L.L.P.

         "Exchanging Stockholders"--as defined in Section 2.9(a).

         "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

         "General Escrow Amount"--as defined in Section 2.4.

         "GeneScreen Shares"--as defined in Section 2.8(a).

         "GeneScreen Stock"--as defined in Section 3.3.

         "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature.

         "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Indemnified Losses"--items (a) through (g) of Section 11.2.

         "Indemnified Persons"--as defined in Section 11.2.

         "Intellectual Property Assets"--as defined in Section 3.22.

         "Interim Balance Sheet"--as defined in Section 3.4.

         "IPO"--as defined in Section 2.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Key Stockholders"--as defined in the first paragraph of this Agreement.

         "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, law, ordinance, principle of common law, regulation, statute, treaty or Order.

         "Lifecodes Stock"--common stock of the Purchaser, $.10 par value per share.

         "material" or "materially" -unless the context otherwise requires, as used in Section 3, a qualification of:

         (a) an asset with value of at least $25,000 individually or in the aggregate of $25,000, or

         (b) an act, omission, occurrence or event likely to result in Adverse Consequences individually or in the aggregate of a least $25,000;

provided that, in either case, if such qualifications in the aggregate result in Adverse Consequences to the Company or the Purchaser in excess of $25,000, the Purchaser shall be entitled to seek indemnification for the total amount of such Adverse Consequences or reductions in value pursuant to the indemnification procedures set forth in Section 11.

         "Material Adverse Effect"--with respect to any party or business or assets, an effect that would be materially (as defined above) adverse to the properties, business, financial condition or results of operations of such party, or to such business or assets.

         "Material Applicable Contract"--any of the Applicable Contracts described in clauses (i) through (xiii) of Section 3.17(a).

         "Merger"--as defined in Section 2.1.

         "MTI"--as defined in Section 7.9.

         "MTI Transaction"--as defined in Section 7.9.

         "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Plan"--as defined in Section 3.13.

         "Post-Closing Period" means with respect to the Company any Tax Period commencing after the Closing Date.

         "Pre-Closing Period" means with respect to the Company any Tax Period ending on or before the Closing Date.

         "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Purchaser"--as defined in the first paragraph of this Agreement.

         "Purchaser's Tax Indemnity"--as defined in Section 9.1(b).

         "Registration Statement"--The Purchaser's Registration Statement on Form S-1 (File No. 333-59271) as filed with the Securities and Exchange Commission.

         "Related Person"--with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified
Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping into the Environment, whether intentional or unintentional.

         "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Stockholders"--the holders of all of the issued and outstanding shares of GeneScreen Stock immediately prior to the Effective Date and listed on Exhibit J.

         "Stockholders' Representative"--as defined in the first paragraph of this Agreement.

         "Stockholders' Tax Indemnity"--as defined in Section 9.1(a).

         "Surviving Corporation"--as defined in Section 2.1.

         "Tax"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "Tax Authority" means, with respect to any Tax, the Governmental Body that imposes or collects such Tax, including any Governmental Body that imposes, or is charged with collecting, social security or similar charges or premiums.

         "Tax Benefit" means the value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon actually realized by a Person, which value shall be computed as of the Closing Date or the first date on which such refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, whichever is later, using the Tax rate applicable to the highest level of income with respect to such Tax under the applicable Tax Law on such date. Any Tax Benefit shall be computed net of any related Tax cost (which shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition).

         "Tax Escrow Amount"--as defined in Section 2.4.

         "Tax Period" means with respect to any Tax the period for which the Tax is reported as provided under applicable Legal Requirements.

         "Tax Representation"--any representation or warranty made by the Company or the Key Stockholders in Section 3.11 of this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the Supplements to the Disclosure Letter, or any other certificate or document delivered by the Company, the Key Stockholders or the Stockholders' Representative pursuant to this Agreement.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Technology License"--as defined in Section 7.11.

         "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                                   Exhibit C

                         Form of Certificate of Merger
                         -----------------------------

                             CERTIFICATE OF MERGER

                                      OF

                                GENESCREEN INC.

                                     INTO

                             LIFECODES CORPORATION


It is hereby certified that:

         1. The name and state of incorporation of each of the constituent corporations of the merger are:

                  a) GeneScreen Inc., a Delaware corporation; and

                  b) Lifecodes Corporation, a Delaware corporation.

         2. An Agreement and Plan of Merger between the constituent corporations has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with the provisions of subsection (c) of 251 of the General Corporation Law of the State of Delaware.

         3. The name of the surviving corporation in the merger is Lifecodes Corporation.

         4. The Certificate of Incorporation of Lifecodes Corporation, as now in force and effect, shall continue to be the Certificate of Incorporation of the surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

         5. The executed Agreement and Plan of Merger is on file at the principal place of business of Lifecodes Corporation at 550 West Ave., Stamford, Connecticut 06902.

         6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by Lifecodes Corporation, on request, and without cost, to any stockholder of either of the constituent corporations.

         7. The merger shall become effective the date of the filing of this Certificate of Merger.





Dated:                     , 1998




                                     LIFECODES CORPORATION


                                     By: ____________________________
                                         Walter O. Fredericks
                                         President




                                     GENESCREEN INC.


                                     By: ______________________________
                                         Keith W. Brown
                                         President and Chief Executive Officer

                                   Exhibit D


                           Form of Escrow Agreement


         THIS ESCROW AGREEMENT ("Agreement"), dated as of ______, 1998, by and among LIFECODES CORPORATION ("Lifecodes"), a Delaware corporation, having its principal place of business in Stamford, Connecticut; SANDPIPER VENTURES LLC, a Texas limited liability company, acting for itself and in its capacity as representative for each of the individuals listed on Appendix A hereto (the "Stockholders' Representative"); and _________________, a _____________ with offices located in ______________, ________ (the "Escrow Agent").


         WHEREAS, GeneScreen Inc., a Delaware corporation ("GeneScreen"), Lifecodes and certain principal stockholders of GeneScreen (the "Key Stockholders") entered into an Agreement and Plan of Merger for the merger of GeneScreen into Lifecodes, dated as of August 31, 1998 (the "Merger Agreement") (all capitalized terms used herein without definition have the same meanings assigned thereto in the Merger Agreement);


         WHEREAS, immediately prior to the Merger, all of the outstanding shares of capital stock of GeneScreen were owned solely by the individuals listed on Appendix A (the "Stockholders");


         WHEREAS, pursuant to Section 11 of the Merger Agreement, each of the Stockholders (the "Stockholders") shall indemnify and hold harmless Lifecodes and its Representatives, stockholders, controlling persons and affiliates (collectively, the Indemnified Persons") for Damages arising, directly or indirectly, from or in connection with Indemnified Losses;


         WHEREAS, pursuant to Section 12 of the Merger Agreement, the Stockholders (other than holders of Dissenters' Shares) have appointed Sandpiper Ventures LLC as the Stockholders' Representative;


         NOW, THEREFORE, the parties hereto agree as follows:


         1. Deposit of Funds. On the date hereof, Lifecodes shall deposit or cause to be deposited in escrow with the Escrow Agent cash in an amount equal to $3,500,000.00 (the "Escrow Amount"). The Escrow Amount shall be divided as follows: (i) $2,500,000.00 of the Escrow Amount (the "General Escrow Amount") shall be held as the sole source to satisfy the Stockholders' indemnity obligations other than those relating to the Stockholders' Tax Indemnity or any breach of any Tax Representation (the "General Indemnified Losses"); and
(ii) $1,000,000.00 of the Escrow Amount (the "Tax Escrow Amount") shall be held as the sole source to satisfy indemnity obligations relating to the Stockholders' Tax Indemnity and any breach of any Tax Representation (the "Tax Indemnified Losses"). In the event Lifecodes recovers from a third party (e.g., a tax refund or late payment of a receivable), at any time prior to the Tax Distribution Date, an amount that had previously been the subject of a withdrawal from the Escrow Amount pursuant to a General Indemnified Claim or a Tax Indemnified Claim, it will promptly deposit with the Escrow Agent an amount in cash equal to the lesser of (i) the amount recovered or (ii) the amount of the Indemnified Claim.


         2. Administration of Escrow Fund. Upon receipt by the Escrow Agent of the Escrow Amount, the Escrow Agent shall invest the Escrow Amount and any and all interest earned thereon in United States government securities or securities of governmental agencies covered by bank repurchase agreements or securities guaranteed by the United States government or bankers' acceptances or certificates of deposit not subject to a penalty upon its premature withdrawal in banks having undivided capital and surplus of not less than $100,000,000.00 or money market funds having assets of not less than $100,000,000.00, including money market funds that may be sold (without regard to maturity date) by the Escrow Agent whenever necessary to make any disbursement required under this Agreement. Interest and dividends earned on the Escrow Amount shall accrue to Lifecodes and be distributed monthly.


         3.   Resolution of General Indemnified Claims.

              (a) Notice. If Lifecodes elects to assert a claim for a General Indemnified Loss (a "General Indemnified Claim"), it shall simultaneously furnish to the Escrow Agent and the Stockholders' Representative a written claim notice (the "Claim Notice") that shall contain a brief description of its claim, reference to the relevant provisions of the Merger Agreement and its good faith estimate of the General Indemnified Losses expected to result therefrom; provided that a general description of the claim and the amount thereof shall be sufficient for claims asserted by third parties. Lifecodes may amend each Claim Notice from time to time to the extent its estimate of the General Indemnified Losses changes by giving written notice to the Escrow Agent and the Stockholders' Representative. On or prior to ____________, 2000, Lifecodes shall submit a written statement to the Stockholders' Representative that shall set forth a list of all General Indemnified Claims submitted by ______________, 2000. Except as otherwise permitted pursuant to Section 11.4 of the Merger Agreement, Lifecodes shall not be permitted to assert any General Indemnified Claim after ______________, 2000; provided, that Lifecodes thereafter may amend the estimated amount of the General Indemnified Losses.


              (b) No Objection by the Stockholders' Representative. If the Escrow Agent does not receive a written objection from the Stockholders' Representative within thirty (30) days after the Escrow Agent's receipt of a Claim Notice or any amendment thereof, it shall pay Lifecodes, as soon as practicable, an amount equal to the total General Indemnified Claims set forth in the Claim Notice, as amended.


              (c) Objection by the Stockholders' Representative. If the Escrow Agent receives a written objection from the Stockholders' Representative within such thirty (30) days, it shall retain the amount of such General Indemnified Claims. It shall thereafter pay such amount to Lifecodes only upon receipt of either (i) a written statement signed by both Lifecodes and the Stockholders' Representative stating the agreed amount of the General Escrow Amount to be paid to Lifecodes; or (ii) a certified copy of an order of a court or a written arbitration award, accompanied by an opinion of independent counsel to the effect that such order or award is final and not subject to appeal or that no appeal has been taken within the time prescribed. If

Lifecodes and the Stockholders' Representative agree on the amount of any General Indemnified Claim, each agrees to execute the statement referred to in clause (i) above.


              (d) Mutual Resolution. If the Stockholders' Representative so objects to a General Indemnified Claim, Lifecodes and the Stockholders' Representative shall use their best efforts to attempt in good faith to resolve such General Indemnified Claim in an expedited manner. Each such party shall cooperate in furnishing, or providing access to, all available documents or other evidence relevant to such General Indemnified Claim, except any privileged evidence or materials specially prepared to support such General Indemnified Claim against the Stockholders or to support the Stockholders' defense in respect of such General Indemnified Claim against Lifecodes, as the case may be. To the extent the amount of such General Indemnified Claim is not finally resolved within thirty (30) days after such objection, the disputed portion of such General Indemnified Claim shall be submitted for to arbitration for final settlement pursuant to Section 6 below. To the extent the amount of a General Indemnified Claim is finally resolved, Lifecodes and the Stockholders' Representative shall sign a written statement setting forth such amount, if any, and submit such statement to the Escrow Agent. Lifecodes shall then be entitled to receive payment of such amount, if any, from the General Escrow Amount. The difference between the amount set forth in the applicable Claim Notice and the amount set forth in such statement shall be retained by the Escrow Agent for distribution pursuant to Section 5(b) below.


              (e) Unliquidated Claims. If a General Indemnified Loss arises out of a claim asserted by a third party, the parties shall not be required to resolve the amount of such General Indemnified Loss until the final resolution of such third party claim. To the extent the amount of any General Indemnified Claims not withdrawn by Lifecodes (including such third party claims) are not resolved pursuant to this Section 3 on the Second General Distribution Date, the Escrow Agent shall retain the amount of the General Indemnified Claims that are claimed by Lifecodes in the applicable Claim Notices.


         4.   Resolution of Tax Indemnified Claims.

              (a) Notice. If Lifecodes elects to assert a claim for a Tax Indemnified Loss (a "Tax Indemnified Claim"), it shall simultaneously furnish to the Escrow Agent and the Stockholders' Representative a written claim notice (the "Claim Notice") that shall contain a brief description of its claim, reference to the relevant provisions of the Merger Agreement and its good faith estimate of the Tax Indemnified Losses expected to result therefrom; provided that a general description of the claim and the amount thereof shall be sufficient for claims asserted by third parties. Lifecodes may amend each Claim Notice from time to time to the extent its estimate of the Tax Indemnified Losses changes by giving written notice to the Escrow Agent and the Stockholders' Representative. On or prior to the date that is thirty-six (36) months from the date that [the Stockholders' Representative] files all Tax Returns for all Tax Periods ending on or before the Closing Date, or such later date as may be required due to the extension of any applicable statute of limitations relating to any Tax matter (the "Final Tax Claim Date"), Lifecodes shall submit a written statement to the Stockholders' Representative that shall set forth a list of all Tax Indemnified Claims submitted by the Final Tax Claim Date. Except as otherwise permitted pursuant to Section 11.4 of the Merger Agreement, Lifecodes shall not be permitted to assert any Tax Indemnified Claim after the Final Tax Claim Date; provided, that Lifecodes thereafter may amend the estimated amount of the Tax Indemnified Losses.


              (b) No Objection by the Stockholders' Representative. If the Escrow Agent does not receive a written objection from the Stockholders' Representative within thirty (30) days after the Escrow Agent's receipt of a Claim Notice or any amendment thereof, it shall pay Lifecodes, as soon as practicable, an amount equal to the total Tax Indemnified Claims set forth in the Claim Notice, as amended.


              (c) Objection by the Stockholders' Representative. If the Escrow Agent receives a written objection from the Stockholders' Representative within such thirty (30) days, it shall retain the amount of such Tax Indemnified Claims. It shall thereafter pay such amount to Lifecodes only upon receipt of either (i) a written statement signed by both Lifecodes and the Stockholders' Representative stating the agreed amount of the Tax Escrow Amount to be paid to Lifecodes; or (ii) a certified copy of an order of a court or a written arbitration award, accompanied by an opinion of independent counsel to the effect that such order or award is final and not subject to appeal or that no appeal has been taken within the time prescribed. If Lifecodes and the Stockholders' Representative agree on the amount of any Tax Indemnified Claim, each agrees to execute the statement referred to in clause
(i) above.


              (d) Mutual Resolution. If the Stockholders' Representative so objects to a Tax Indemnified Claim, Lifecodes and the Stockholders' Representative shall use their best efforts to attempt in good faith to resolve such Tax Indemnified Claim in an expedited manner. Each such party shall cooperate in furnishing, or providing access to, all available documents or other evidence relevant to such Tax Indemnified Claim, except any privileged evidence or materials specially prepared to support such Tax Indemnified Claim against the Stockholders or to support the Stockholders' defense in respect of such Tax Indemnified Claim against Lifecodes, as the case may be. To the extent the amount of such Tax Indemnified Claim is not finally resolved within thirty (30) days after such objection, the disputed portion of such Tax Indemnified Claim shall be submitted to arbitration for final settlement pursuant to Section 6 below. To the extent the amount of a Tax Indemnified Claim is finally resolved, Lifecodes and the Stockholders' Representative shall sign a written statement setting forth such amount and submit such statement to the Escrow Agent. Lifecodes shall then be entitled to receive payment of such amount from the Tax Escrow Amount. The difference between the amount set forth in the applicable Claim Notice and the amount set forth in such statement shall be retained by the Escrow Agent for distribution pursuant to Section 5(b) below.


              (e) Unliquidated Claims. If a Tax Indemnified Loss arises out of a claim asserted by a third party, the parties shall not be required to resolve the amount of such Tax Indemnified Loss until the final resolution of such third party claim. To the extent the amount of any Tax Indemnified Claims not withdrawn by Lifecodes (including such third party claims) are not resolved pursuant to this Section 4 on the Tax Distribution Date, the Escrow Agent shall retain the amount of the Tax Indemnified Claims that are claimed by Lifecodes in the applicable Claim Notices.

         5.   Distribution of Escrow Amount.


              (a) Claims for Indemnified Losses. The Escrow Agent shall promptly pay to Lifecodes the amount of all General and Tax Indemnified Claims (the "Indemnified Claims") to the extent such amounts are payable to Lifecodes pursuant to Section 3(b), (c) or (d) or 4(b), (c) or (d) above.


              (b) Distribution. The balance of the Escrow Amount shall be distributed as follows:


                      (i) Subject to clause (iv) below, within ten (10) days
              after _______, 1999 (the "First General Distribution Date"), $1,800,000.00 of the General Escrow Amount shall be distributed by wire transfer to the Stockholders' Representative, or otherwise as the Stockholders' Representative shall direct;


                      (ii) Subject to clause (iv) below, within ten (10) days
              after ________, 2000 (the "Second General Distribution Date"), the balance of the General Escrow Amount shall be distributed by wire transfer to the Stockholders' Representative, or otherwise as the Stockholders' Representative shall direct;


                      (iii) Subject to clause (iv) below, within ten (10) days
              after the Final Tax Claim Date (the "Tax Distribution Date"), the balance of the Tax Escrow Amount shall be distributed by wire transfer to the Stockholders' Representative, or otherwise as the Stockholders' Representative shall direct; and


                      (iv) To the extent Indemnified Claims are not finally
              resolved on each of the First or Second General Distribution Date or the Tax Distribution Date, (A) the Escrow Agent shall retain the amount of each such Claims as determined pursuant to
              Section 3(e) or 4(e) above, as the case may be, and (B) within ten (10) days after each such Claim is finally resolved in the manner provided in Section 3 or 4 above, the Escrow Agent shall pay such final amount, if any, to Lifecodes and the balance, if any, of the amount asserted in the related Claim Notice to the Stockholders' Representative to the extent such amount was to be paid on a General or Tax Distribution Date pursuant to Section 5(b)(i), (ii) or (iii) but was retained pursuant to this Section 5(b)(iv).


         6. Arbitration. In the event the Stockholders' Representative and Lifecodes have not resolved any disputed Indemnified Claim pursuant to Section 3(d) or 4(d) above, either party may commence an arbitration proceeding by submitting the disputed Indemnified Claim to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any such arbitration shall be before an arbitral tribunal composed of three arbitrators; one selected by the Stockholders' Representative, one selected by Lifecodes and one selected by mutual agreement of the Stockholders' Representative and Lifecodes. If the Stockholders' Representative and Lifecodes are unable to agree on such third arbitrator, the arbitrator shall be selected by the AAA. The venue for the arbitration shall be Stamford, Connecticut or such other venue mutually agreed to by the Stockholders' Representative and

Lifecodes. The arbitration award or order shall be final and binding on the Stockholders, the Stockholders' Representative and Lifecodes and all costs of such proceeding shall be borne as specified in the award or order.


         7. Escrow Fees. The Escrow Agent shall be entitled to the fees set forth on Appendix B attached hereto at the times indicated therein. The responsibility for such fees shall be shared equally by Lifecodes and the Stockholders with the fees payable by the Stockholders payable solely from the General Escrow Fund.


         8. Obligations of the Escrow Agent. It is agreed that the duties and obligations of the Escrow Agent are those specifically provided herein and no other. The Escrow Agent shall have no liability under, or duty to inquire into or construe the terms and provisions of, the Merger Agreement or any other contract or instrument entered into by the parties hereto in connection herewith. The Escrow Agent's duties are purely ministerial in nature and so long as it has acted in good faith, the Escrow Agent shall incur no liability whatsoever for actions taken pursuant to the terms of this Agreement except for its willful misconduct or gross negligence. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supercession of this Agreement unless it shall have given prior written consent thereto. In the event that the Escrow Agent (a) shall be uncertain as to its duties or rights hereunder or (b) shall receive conflicting instructions, claims or demands from Lifecodes or the Stockholders' Representative, it shall be entitled to refrain from taking any action other than to keep safely all property held in Escrow until (i) it shall be directed otherwise in writing by the Stockholders' Representative and Lifecodes or (ii) until it shall be directed by an arbitration award or court order. The Escrow Agent shall have no liability for following the instructions contained herein or written instructions given by Lifecodes and the Stockholders' Representative. The Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it and shall have no liability for acting in accordance with any written instructions or certificates given to it hereunder and reasonably believed by it to be signed by the proper parties. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it with respect to the subject matter of these instructions unless requested to do so and indemnified to its satisfaction against the cost and expense of such defense.


         9. Release of Escrow Agent. The Escrow Agent may resign at any time by giving written notice of its resignation to the Stockholders' Representative and Lifecodes at their respective addresses set forth below, at least thirty (30) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated mutually by the Stockholders' Representative and Lifecodes, whereupon all of the Escrow Agent's obligations hereunder shall cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to the persons designated by the parties hereto or in accordance with the directions of a final order or judgment of a court of competent jurisdiction or arbitration award.

         10. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is mailed by overnight courier service, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


                  To Lifecodes:


                           Lifecodes Corporation
                           550 West Ave.
                           Stamford, CT 06902
                           Attention:  Walter O. Fredericks
                           Facsimile No.: (203) 328-9598

                           With a copy to:

                           Wiggin & Dana
                           Three Stamford Plaza
                           301 Tresser Blvd.
                           Stamford, CT 06911
                           Attention:  William A. Perrone, Esq.
                           Facsimile No.: (203) 363-7676

              (a) To Stockholders' Representative

                           Sandpiper Ventures LLC
                           Attn:  Glenn H. Stinchcomb
                           10111 North Central Expressway
                           Dallas, TX  75231
                           Facsimile No.: (214) 739-9993

                           With a copy to:

                           Worsham, Forsythe & Wooldridge LLP
                           1601 Bryon Street, 30th Floor
                           Dallas, TX  75201
                           Attn:  Timothy A. Mack, Esq.
                           Facsimile No.: (214) 880-0011

              (b) To Escrow Agent:


                           With a copy to:

         11.  Miscellaneous.


              (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified or amended except by written instrument executed by the parties.


              (b) Binding Effect. This Agreement shall be binding upon the Stockholders' Representative, Lifecodes and the Escrow Agent, their respective successors and assigns, and shall inure to the benefit of each of the parties, their respective heirs, legal representatives, successors and assigns.


              (c) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard for its conflicts of law principles.


              (d) Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Connecticut, County of Fairfield, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Connecticut, and each of the parties consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.


              (e) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same agreement.


              (f) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


              (g) Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.


              (h) Successor Representative. In the event that Sandpiper Ventures LLC shall cease to serve as Stockholders' Representative for any reason then such person as shall be designated in writing in accordance with the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date and year first above written.


                                LIFECODES CORPORATION


                                By: _______________________________
                                    Name:   Walter O. Fredericks
                                    Title:  President


                                STOCKHOLDERS' REPRESENTATIVE


                                ___________________________________
                                Name:  Glenn H. Stinchcomb


                                KEY STOCKHOLDERS

                                Southwest Enterprise Associates, Limited
                                Partnership


                                By:___________________________________
                                Name:

                                New Enterprise Associates IV, Limited
                                Partnership


                                By:___________________________________
                                Name:

                                ______________________________________
                                Name:  Timothy A. Mack

                                ______________________________________
                                Name:  Glenn M. Stinchcomb

                                DB Liquidation, LLC


                                By:____________________________________

                                  Name:

                                Blue Doctor, LLC


                                By:___________________________________
                                   Name:

                                _______________________________________
                                Name:  Keith W. Brown

                                _______________________________________
                                Name:  William K. Baxter

                                  APPENDIX A


                                 STOCKHOLDERS

                                  APPENDIX B


                                  ESCROW FEES

                                  Exhibit E-1


               Individuals Executing Non-Competition Agreements







Keith Brown
Robert Giles
Robert Gutendorf
Robert Funk
Christopher Smith
Kathy Leis

                                  Exhibit E-2


                       Form of Non-Competition Agreement


         This Non-Competition Agreement (this "Agreement") is made as of ______________, 1998, by and between Lifecodes Corporation, a Delaware corporation (the "Purchaser"), on the one hand, and ___________, an individual residing in ______________, for himself and his Related Persons (the "Employee"), on the other hand.


                                  WITNESSETH


         WHEREAS, concurrently with the execution and delivery of this Agreement, GeneScreen Inc., a Delaware corporation (the "Company") is merging with and into Purchaser pursuant to the terms and conditions of an Agreement and Plan of Merger made as of _______________, 1998 (the "Merger Agreement");


WHEREAS, pursuant to the terms of the Merger Agreement, the Employee, an employee of the Company, to induce the Purchaser to enter into the Merger Agreement and to consummate the transactions contemplated thereby, has agreed to execute and deliver this Agreement;


         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:


1.       DEFINITIONS


         Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.


2.       ACKNOWLEDGEMENTS BY EMPLOYEE


Employee acknowledges that (a) Employee may have, in the course of its relationship with the Company, become familiar with some or all of the following, any and all of which constitute confidential information of the Company, (collectively the "Confidential Information"): (i) trade secrets concerning business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned testing, manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, marketing information, customer surveys, business plans, discoveries, concepts, designs, methods and information, of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of the Uniform Trade Secrets Act, C.G.S.A. ss.35-50 et seq.; (ii) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Company is international in scope, (c) its products and services are marketed throughout the world; (d) Purchaser has required that Employee make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the Merger; (e) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Purchaser; and (f) Purchaser would be irreparably damaged if Employee were to breach the covenants set forth in Sections 3 and 4 of this Agreement.


3.       CONFIDENTIAL INFORMATION


         Employee agrees that Employee will not, at any time, disclose to any unauthorized Persons, or use for its own account for the purpose of competing against Purchaser or its Affiliates, or use for the benefit of any third party any Confidential Information, whether Employee has such information in his memory or embodied in writing or other physical form, without Purchaser's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee's fault or the fault of any other Person bound by a duty of confidentiality to Purchaser or the Company.


4.       NON-COMPETITION


         As an inducement for Purchaser to enter into the Merger Agreement and as additional consideration for the consideration to be provided to Employee under the Merger Agreement, Employee agrees that:


         (a) For a period of five (5) years after the Closing:


              (i) Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be retained by, associated with, lend credit to, or render services or advice to, any business whose products or activities materially compete with the services, products or activities of Purchaser or its Affiliates, in any states in which the Company presently does, or presently intends to do business, or any states contiguous to such states; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Employee agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.


              (ii) Employee will not directly or indirectly, (A) induce or attempt to induce any employee of or consultant to Purchaser or its Affiliates to leave the employ of Purchaser or its Affiliates, (B) in any way interfere with any relationship between Purchaser or its Affiliates and any employee of Purchaser or its Affiliates, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Purchaser or its Affiliates, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with Purchaser or its Affiliates, or in anyway interfere with the relationship between any customer, supplier, licensee, or business relation of Purchaser or its Affiliates;

         (b) In the event of a breach by Employee of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

         (c) Employee will not, at any time during or after the five (5) year period, knowingly disparage Purchaser or its Affiliates, or any of its Representatives.

5.       REMEDIES

         If Employee breaches the covenants set forth in Sections 3 or 4 of this Agreement, Purchaser will be entitled to the following remedies:

         (a) Damages from Employee; and

         (b) In addition to its rights to Damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach.

The rights and remedies of the parties of this Agreement are cumulative and not alternative.

6.       SUCCESSORS AND ASSIGNS

         This Agreement will be binding upon Purchaser and Employee and will inure to the benefit of Purchaser and its Related Persons, successors and assigns. Employee may not assign this Agreement.

7.       WAIVER

         Neither the failure nor any delay by any party in exercising any right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.       GOVERNING LAW

         This Agreement will be governed by the laws of the State of Connecticut without regard to conflicts of law principles.

9.       JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Connecticut, County of Fairfield, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Connecticut, and each of the parties consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world in accordance with applicable law.

10.      SEVERABILITY

         Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Employee.

11.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.      SECTION HEADINGS; CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

13.      NOTICES

         All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Employee:



Attention:
Facsimile No.:

with a copy to:


Attention:
Facsimile No.:

Purchaser:                   Lifecodes Corporation
                             550 West Avenue
                             Stamford, CT  06902
Attention:                   Walter O. Fredericks, President
Facsimile No.:               (203) 328-9598

with a copy to:              Wiggin & Dana
                             Three Stamford Plaza
                             301 Tresser Boulevard
                             P.O. Box 110325
                             Stamford, CT  06911-0325
Attention:                   William A. Perrone
Facsimile No.:               (203) 363-7676


14.      ENTIRE AGREEMENT


         This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written or oral agreements and understandings between Purchaser and Employee with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by each party hereto.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.



                                   Employee:


                                   --------------------------------------------

                                   [                                           ]
                                    -------------------------------------------


                                   LIFECODES CORPORATION



                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------

                                   Exhibit F

                       Form of Opinion Letter from WF&W

As of ____, 1998


Lifecodes Corporation
550 West Avenue
Stamford, Connecticut  06902

Re:     Merger of GeneScreen Inc. and Lifecodes Corporation


Gentlemen:

We have acted as special counsel to GeneScreen Inc., a Delaware corporation ("GeneScreen") in connection with the merger of GeneScreen with and into Lifecodes Corporation, a Delaware corporation ("Lifecodes"), pursuant to the terms and conditions contained in the Agreement and Plan of Merger, dated ______, 1998, by and among Lifecodes, certain stockholders of GeneScreen (the "Key Stockholders"), Sandpiper Ventures LLC, acting in its capacity as representative for each of the stockholders of GeneScreen (the "Stockholders' Representative") and GeneScreen (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

This opinion is rendered to you pursuant to Section 7.4(a) of the Merger Agreement. In connection with the Merger and for the purposes of this opinion, we have made such investigations of fact and considered such questions of law as we have deemed necessary for the purpose of this opinion. In that regard, we have reviewed originals or copies of the following documents:

         (a)      The executed or execution copy of the Merger Agreement;

         (b) The executed or execution copy of the Escrow Agreement among Lifecodes, the Stockholders' Representative and First Union (the "Escrow Agreement" and together with the Merger
               Agreement, the "Transaction Documents"); and

         (c) Such other corporate documents, instruments and records of GeneScreen and public authorities as we have considered necessary for the purposes of this opinion.

In rendering this opinion, we have assumed, without having made any independent investigation of the facts, the following:

         (i) Lifecodes is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (ii) Lifecodes and First Union (in the case of the Escrow Agreement), each has full power and authority to enter into each of the Transaction Documents to which it is a party and perform its obligations thereunder; each of the Transaction Documents executed by Lifecodes and First Union in connection with the Merger has been duly authorized, executed and delivered by each such person; and each of the Transaction Documents is the valid and binding obligation of Lifecodes and First Union, as the case may be, enforceable against each of them in accordance with its terms;

         (iii) the authenticity of all documents, certificates and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the truthfulness of all statements of fact contained therein and the conformity to the authentic and complete originals of all documents, certificates and instruments submitted to us as copies; and

         (iv) that the drafts of the Transaction Documents are substantially the same as the execution copies.

We note, however, that no information has come to our attention which would give us any reason to believe that any of the assumptions set forth above is untrue or inaccurate in any material respect.

Based upon the foregoing, and subject to the qualifications set forth herein, it is our opinion that:

         1. GeneScreen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and GeneScreen is duly qualified and in good standing as a foreign corporation in the States of Texas, Ohio, Illinois, California, North Carolina and Mississippi and in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification and where failure to so qualify would in the aggregate have a material adverse effect on the financial condition, properties, businesses or results of operations of GeneScreen.

         2. The authorized capital stock of GeneScreen consists of 5,000,000 shares of preferred stock, $.05 par value per share, of which 350,000 shares have been designated as Series A Preferred Stock and 700,000 shares have been designated as Series B Preferred Stock and 10,000,000 shares of common stock, $0.01 par value per share, of which _________ shares of Series A Preferred Stock, _________ shares of Series B Preferred Stock and __________ shares of Common Stock are issued and outstanding. All such issued and outstanding shares are validly issued, fully paid, non-assessable and free of preemptive rights. There are not at the date hereof any options, warrants, calls, subscriptions, convertible securities or other rights for other agreements or commitments which either (i) obligate GeneScreen to issue, transfer or sell any shares of capital stock of GeneScreen or (ii) restrict the transfer or voting of the Shares.

         3. GeneScreen has taken all required corporate and stockholder action to approve and adopt the Merger, and authorize the execution and delivery of the Transaction Documents, and the Transaction Documents constitute valid and binding agreements of GeneScreen, enforceable against GeneScreen in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, and other rules of general applicability relating to or affecting creditors' rights and to general equity principles.

         4. Except as set forth in the Disclosure Letter the execution, delivery and performance of the Transaction Documents by GeneScreen will not:
(i) constitute a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of GeneScreen, (ii) to the best of our knowledge, constitute a breach or violation of, or a default under, any law, rule or regulation, or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of GeneScreen or to which GeneScreen is subject, which breach, violation or default would have a material adverse effect on the financial condition, properties, businesses or results of operations of GeneScreen, (iii) to our knowledge, result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of GeneScreen, or (iv) to our knowledge, require the consent of any party to any agreement or commitment to which GeneScreen is a party or by which GeneScreen is bound, the failure to obtain which reasonably could, individually or in the aggregate with all other failures to obtain required consents, have a material adverse effect on the financial condition or prospects of GeneScreen.

         5. Other than filing the Certificate of Merger pursuant to the Delaware General Corporation Law, as necessary, except as obtained and in effect at the effective time of the Transaction Documents, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of the Merger by GeneScreen or the consummation by GeneScreen of the transactions contemplated thereby in accordance with the terms thereof.

         6. To our knowledge, there is no action, suit, proceeding, investigation or audit, pending or threatened, before any court or any governmental or regulatory authority by, against or involving GeneScreen or challenging the Agreement or the Contemplated Transactions, except as reflected in the Disclosure Letter. To our knowledge, no order, writ, injunction, decree or judgment has been issued by or request of any court or governmental or regulatory authority that might result in a material adverse change in the business, property or assets or in the condition, financial or otherwise, of GeneScreen or that might materially adversely affect the Contemplated Transactions.

The opinions set forth above are qualified as stated herein and are further qualified as follows:

         A. The enforceability of the Transaction Documents are qualified to the extent that enforcement may be limited by: (i) bankruptcy, insolvency, fraudulent conveyance, receivership, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of the rights of creditors or for the relief of debtors; (ii) the exercise of judicial discretion in accordance with general equitable principles; and/or (iii) by the possible
application by a court of an implied covenant of good faith and fair dealing and a finding by such court that the performance or enforcement of a creditor's rights and remedies would violate such implied covenant.


         B. The availability of the remedy of specific performance or of any injunctive relief or of any other equitable remedy is subject to general principles of equity and the discretion of the court before which any proceedings therefor may be brought, whether in a court of law or a court of equity.


         C. We have not undertaken any independent investigation to determine the existence or absence of such facts which would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of GeneScreen. Reference to the phrase "to our knowledge" or a phrase having equivalent wording means the conscious awareness of the attorney who signs this opinion letter and any attorney in the law firm who has active involvement in the preparation of this opinion letter or is primarily responsible for providing the response concerning a particular issue or information regarding factual matters.


         D. We are licensed to practice law in the State of Texas. Accordingly, the foregoing opinion applies only with respect to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.


This opinion is rendered solely for the benefit of Lifecodes. This opinion may not be relied upon by any other person or entity, nor may copies be delivered or furnished to any other person or entity (except for counsel to Lifecodes), nor may all or portions of this opinion be quoted, circulated, or referred to in any other document without our prior written consent.


                                     Worsham, Forsythe & Wooldridge, LLP


                                     By:
                                         ------------------------------------

                                   Exhibit G


                           Form of Lock-Up Agreement



Volpe Brown Whelan & Company, LLC
Vector Securities International, Inc.
Advest, Inc.
as Representatives of the
Several Underwriters
One Maritime Plaza, 11th Floor
San Francisco, CA  94111

Ladies and Gentlemen:

The undersigned is a holder of securities of Lifecodes Corporation, a Delaware corporation (the "Company"), and wishes to facilitate the public offering of shares of the Company's Common Stock (the "Offering"). The undersigned recognizes that such Offering and the public market for shares of the Company's Common Stock created thereby will be of benefit to the undersigned.


In consideration of the foregoing and in order to induce you to act as underwriters in connection with the Offering, the undersigned hereby irrevocably agrees that he, she or it will not, without the prior written approval of Volpe Brown Whelan & Company, offer, sell, contract to sell, make any short sale (including, but not limited to, a "short against the box"), pledge, or otherwise dispose of directly or indirectly, any shares of Common Stock (except for shares included in the Offering), options to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of, or any other rights to purchase or acquire, Common Stock of the Company (the "Securities") which he, she or it may own directly or indirectly or beneficially (as defined by the Securities Exchange Act of 1934 and the rules and regulations thereunder) for a period beginning on the date hereof and ending one hundred eighty (180) days (the "Lock-Up Period") following the day on which the Form S-1 Registration Statement filed on behalf of the Company in connection with the Offering (the "Registration Statement") shall become effective by order of the Securities and Exchange Commission. The foregoing restriction is expressly agreed to preclude the holder of Securities from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to, or result in, a disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by the undersigned subsequent to the Lock-Up Period or by someone other than the undersigned.

Notwithstanding the foregoing, any transfer of Securities which either (i) will not result in any change in beneficial ownership, including, but not limited to, pro rata distributions by partnerships, limited liability companies or other entities and transfers into trusts for the benefit of the original holder, or (ii) constitute bona fide gifts of such shares will not require your consent; provided, that the transferee enters into a lock-up agreement in substantially the form hereof covering the remainder of the Lock-Up Period under this Agreement.

The undersigned confirms that he, she or it understands that the underwriters and the Company will rely upon the representations set forth in this Agreement in proceeding with the Offering. The undersigned understands that this Agreement is irrevocable and shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Securities of the Company held by the undersigned except in compliance with this Agreement.



-----------------------------------
(Security holder's name)


-----------------------------------
(Signature)


-----------------------------------
(Name of person signing)


-----------------------------------
(Title)


-----------------------------------
(Date)

                                   Exhibit H


                     Form of Wiggin & Dana Opinion Letter


As of ____, 1998


GeneScreen Inc.
2600 Stemmons Freeway, Suite 133
Dallas, Texas 75207

Re:     Merger of GeneScreen Inc. and Lifecodes Corporation

Gentlemen:


We have acted as special counsel to Lifecodes Corporation, a Delaware corporation ("Lifecodes"), in connection with the merger (the "Merger") of GeneScreen Inc., a Delaware corporation ("GeneScreen"), with and into Lifecodes, pursuant to the terms and conditions contained in the Agreement and Plan of Merger, dated ______, 1998, by and among Lifecodes, certain stockholders of GeneScreen (the "Key Stockholders"), Glenn H. Stinchcomb, acting for himself and in his capacity for each of the stockholders of GeneScreen (the "Stockholders' Representative") and GeneScreen (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.


This opinion is rendered to you pursuant to Section 8.4(a) of the Merger Agreement. In connection with the Merger and for the purposes of this opinion, we have made such investigations of fact and considered such questions of law as we have deemed necessary for the purpose of this opinion. In that regard, we have reviewed originals or copies of the following documents:


         (a)      The executed or execution copy of the Merger Agreement;

         (b) The executed or execution copy of the Escrow Agreement among Lifecodes, the Stockholders' Representative and First Union (the "Escrow Agreement, " and together with the Merger Agreement, and the Non-Competition Agreements, the "Transaction Documents"); and

         (c) Such other corporate documents, instruments and records of Lifecodes and public authorities as we have considered necessary for the purposes of this opinion.

In rendering this opinion, we have assumed, without having made any independent investigation of the facts, the following:

         (i) GeneScreen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (ii) GeneScreen, each of the Key Stockholders, the Stockholders' Representative and First Union has full power and authority to enter into each of the Transaction Documents to which it is a party and perform its obligations thereunder; each of the Transaction Documents executed by GeneScreen, the Key Stockholders, the Stockholders' Representative and First Union in connection with the Merger has been duly authorized, executed and delivered by each such person; and each of the Transaction Documents is the valid and binding obligation of GeneScreen, the Key Stockholders, the Stockholders Representative and First Union, as the case may be, enforceable against each of them in accordance with its terms;

         (iii) the authenticity of all documents, certificates and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the truthfulness of all statements of fact contained therein and the conformity to the authentic and complete originals of all documents, certificates and instruments submitted to us as copies; and

         (iv) that the drafts of the Transaction Documents are substantially the same as the execution copies.

We note, however, that no information has come to our attention which would give us any reason to believe that any of the assumptions set forth above is untrue or inaccurate in any material respect.

Based upon the foregoing and subject to the qualifications set forth below, it is our opinion that:

         1. Lifecodes is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lifecodes is duly qualified as a foreign corporation and in good standing under the laws of the State of Texas.

         2. The authorized capital stock of Lifecodes consists of 15,000,000 shares of common stock $.10 par value per share (the "Common Stock"), of which 774,675 were issued and outstanding on July 15, 1998; and 1,000,000 shares of Preferred Stock, $10.00 par value per share, of which 21,500 were issued and outstanding on July 15, 1998. The shares of Common Stock to be issued and delivered to the stockholders of GeneScreen in connection with the consummation of the transactions contemplated by the Merger Agreement, when issued and delivered in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         3. Lifecodes has taken all required corporate and stockholder action to approve and adopt the Merger and to authorize the execution and delivery of the Transaction Documents, and the Transaction Documents constitute valid and binding agreements of Lifecodes enforceable against it in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4. The execution, delivery and performance of the Transaction Documents by Lifecodes will not: (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of Lifecodes, (ii) to the best of our knowledge, constitute a breach or violation of, or a default under, any law, rule or regulation, or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Lifecodes or to which Lifecodes is subject, which breach, violation or default would have a material adverse effect on the financial condition, properties, businesses or results of operations of Lifecodes, (iii) to the best of our knowledge, result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of Lifecodes, or (iv) to the best of our knowledge, require the consent of any party to any agreement or commitment to which Lifecodes is a party or by which Lifecodes is bound, the failure to obtain which reasonably could, individually or in the aggregate with all other failures to obtain required consents, have a material adverse effect on the financial condition or prospects of Lifecodes.

         5. Other than (a) filing the Certificate of Merger pursuant to the Delaware General Corporation Law, and (b) making post-effective filings under state securities or "Blue Sky" laws, except as obtained and in effect at the Effective Time, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of the Merger Agreement by Lifecodes or the consummation by Lifecodes of the transactions contemplated thereby in accordance with the terms thereof.

         6. The Registration Statement on Form S-1 covering the registration of Lifecodes shares filed with the Securities and Exchange Commission has become effective under the Securities Act of 1933 and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose are pending before or contemplated by the Commission; and any required filing of the Prospectus pursuant to Rule 424(b) had been made in accordance with Rule 424(b).

         7. To the best of our knowledge, there is no action, suit, proceeding, investigation or audit, pending or threatened, before any court or any governmental or regulatory authority by, against or involving Lifecodes that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

The opinions set forth above are qualified as stated herein and are further qualified as follows:

         A. The enforceability of the Transaction Documents are qualified to the extent that enforcement may be limited by: (i) bankruptcy, insolvency, fraudulent conveyance, receivership, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of the rights of creditors or for the relief of debtors; (ii) the exercise of judicial discretion in accordance with general equitable principles; and/or (iii) by the possible application by a court of an implied covenant of good faith and fair dealing and a finding by such court that the performance or enforcement of a creditor's rights and remedies would violate such implied covenant.

         B. The availability of the remedy of specific performance or of any injunctive relief or of any other equitable remedy is subject to general principles of equity and the discretion of the court before which any proceedings therefor may be brought, whether in a court of law or a court of equity.

         C. As to questions of fact material to this opinion, we have relied solely (without independent investigation) upon the representations and warranties of Lifecodes contained in the Merger Agreement and upon certificates and oral statements of Lifecodes or their officers, and nothing has come to our attention leading us to question the accuracy of such information. We have not undertaken any independent investigation to determine the existence or absence of such facts that would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of Lifecodes. Reference to the phrase "to our knowledge" or a phrase having equivalent wording means the conscious awareness of the attorney who signs this opinion letter and any attorney in the law firm who has active involvement in the preparation of this opinion letter or is primarily responsible for providing the response concerning a particular issue or information regarding factual matters.

         D. We are licensed to practice law only in the State of Connecticut. Accordingly, the foregoing opinion applies only with respect to the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is rendered solely for the benefit of GeneScreen. This opinion may not be relied upon by any other person or entity, nor may copies be delivered or furnished to any other person or entity (except for counsel to GeneScreen), nor may all or portions of this opinion be quoted, circulated, or referred to in any other document without our prior written consent.


                                     Very truly yours,



                                     WIGGIN & DANA

                                   Exhibit I


                          Agreed Latest Balance Sheet


                           GeneScreen - Consolidated
                                                                    Aug 31, 1998
                           Consolidated Lab Services

                               As of May 31, 1998

ASSETS

Current Assets
   Operating Cash                     $175,384.49
   Petty Cash                              675.00
   Accounts Receivable-Accrued         765,000.00
   Accounts Receivable-Trade         1,651,965.61
   Accounts Receivable-Accr WIP        383,199.00
   Allowance For Work In Progress      (31,760.00)
   Allowance Doubtful Accts            (62,727.26)
   Employee Advances                     4,253.64
   Prepaid Deposits                      6,311.22
   Prepaid Miscellaneous                28,171.48
   Inventory-Lab Supplies              334,630.33
   Inventory-Products                   62,200.00
                                    -------------
Total Current Assets                              $3,317,303.51

Fixed Assets
   Equipment                        $1,431,665.98
   Furniture & Fixtures                183,148.89
   Computers/Software                  312,324.41
   Accumulated Depr - Equipment       (960,106.43)
   Accumulated Depr-Furn & Fix        (110,542.68)
   Accumulated Dept-Computers         (224,901.28)
   Leasehold Improvements              151,954.29
   Accumulated Dept - L.I              (51,279.04)
                                    -------------
Total Fixed Assets                                  $732,264.14

Other Assets
   Patents                             $15,000.00
   Development Costs                    88,578.87
   Accum Amort - Development           (56,022.00)
   Technology License                  200,000.00
   Accum Amort-Technology License     (198,333.71)
   Goodwill                            106,988.00
   Investment In Subsidiary          1,728,484.60
                                    -------------
Total Other Assets                                $1,884,695.76
                                                  -------------
Total Assets                                                    $5,934,263.41
                                                                =============

                           GeneScreen - Consolidated
                                                                    Aug 31, 1998
                           Consolidated Lab Services

                               As of May 31, 1998

LIABILITIES

Current Liabilities
   Deferred Revenue                  $66,982.50
   Allow For WIP - Deferred Rev       23,078.00
   Allow For Billed Partials          16,896.00
   Royalty Payable                    34,700.00
   Accounts Payable - Trade        1,583,531.11
   Accounts Payable - Prebilled      (17,174.62)
   Note Payable - Stockholders       823,526.00
   Comerica - Credit Line            720,000.00
   Bonuses Payable                   160,720.92
   Flex-125 Fund                         669.25
   401K Fund                          18,658.92
   State Tax - Payable                   759.43
   Taxes Payable                      34,100.00
   Miscellaneous Payable             294,482.04
   Accrued Litigation Reserve        171,287.99
                                  -------------
Total Current Liabilities                         $3,932,217.54

Lon-Term Liabilities
   Accrued Rent - Long Term           $8,250.37
                                  -------------
Total Long-Term Liabilities                           $8,250.37
                                                  -------------
Total Liabilities                                                 $3,940,467.91

EQUITY

   Series A Stock                   $875,000.00
   Series B Stock                  2,254,052.88
   Common Stock                    4,644,615.87
   Notes Receivable                  (85,317.34)
   Retained Earnings              (4,692,340.05)
   Inter-Company Transfer           (632,094.19)
   Net Profit / (Loss)              (370,121.67)
                                  -------------
Total Equity                                                      $1,993,795.50
                                                                  -------------
Total Liabilities and Equity                                      $5,934,263.41
                                                                  =============

                                   Exhibit J

                  GENESCREEN PREFERRED & COMMON STOCKHOLDERS


Name and Address                                                                Shares Owned
Mr. Steve Anderson                                                              Common:      30,000
Rutger University
675 Hoes Lane
Piscataway, NJ 08854

Bankers Trust Co.                                                               Common:       2,319
Trustee for Vought Aircraft Co.
P.O. Box 1107
New York, NY  10008

Bank One M-Venture
Attn: Mr. J. Wayne Gaylord                                                      Common:       3,333
Banc One Capital Corporation
300 Crescent Court, Suite 1600
Dallas, TX  75201

Mr. Paul Barjon                                                                 Common:          20
1015 WillowCreek Drive
Lancaster, TX  75146

Ms. Sharon Baxter                                                               Common:       3,498
2713 Trinidad Circle
Melbourne, FL 32934

Mr. William Baxter                                                              Common:      24,475
2920-111 Weald Way
Sacramento, CA 95833

Blue Doctor, LLC                                                                Common:     800,171
Attn:  Mark Rosenbaum                                                            Series B:  274,390
425 Park Ave., 28th Floor
New York, NY 10022

Mr. Frank A. Bonsal, Jr.                                                        Common:       1,561
c/o New Enterprise Associates IV L.P.
1119 St. Paul Street
Baltimore, MD  21202



Name and Address                                                                Shares Owned
Booth & Co.                                                                     Common:       3,333
Fox Management Trust
c/o Northern Trust Company of New York
Attn:  Angeline Grey
80 Broad Street, 19th Floor
New York, NY 10004

Ms. Sylvia Bovio                                                                Common:           7
2301 Windspring Way #503
Arlington, TX  76014

Mr. Earl M. Brown                                                                Series A:   34,000
164 5th Street S.E., #403                                                        Series B:   16,000
Portage la Prairie, MB
CANADA  R1N 3P9

Mr. Keith Brown                                                                 Common:      22,075
4123 Rainsong Drive                                                              Series A:   20,000
Dallas, TX  75287                                                                Series B:   14,500

Ms. Jane Browning                                                               Common:      77,777
c/o Browning Offices                                                             Series A:   16,000
8080 N. Central Expressway                                                       Series B:   21,000
Suite 1410, LB 42
Dallas, TX  75206-1806

Mr. Douglas D. Bruton                                                           Common:         333
8200 Brookriver Drive
Suite N 610 LB #165
Dallas, TX 75247

Bruton Children's Trust                                                         Common:         333
c/o Mr. Richard L. Giesecke, Trustee
Inwood National Bank
P.O. Box 890900
Dallas, TX  75389

Bruton Corporation                                                              Common:         333
Attn:  Douglas Bruton
8200 Brookriver Drive
Suite N 610, LB #165
Dallas, TX  75247



Name and Address                                                                Shares Owned
J. Donald Capra, M.D.                                                           Common:      18,750
707 N.E. 18th Street
Oklahoma City, OK  73104

Dr. Webster Cavenee                                                             Common:       1,332
c/o Ludwig Institute for Cancer Research
9500 Gilman Drive
La Jolla, CA  92093-0660

Ms. Jill Cortada                                                                Common:          51
1322 Twilight Ridge
San Antonio, TX  78258

Ms. Pamela (Gouger) Crabtree                                                    Common:          10
7878 Marvin D. Love Frwy. #220
Dallas, TX  75237

Crossroads Capital Limited Partnership                                          Common:     198,518
Attn: Mr. Hanse Halligan                                                         Series A:   40,000
190 Farmington Avenue
Farmington, CT  06032-1713

DB Liquidation LLC                                                              Common:      99,999
c/o H. Leland Murphy                                                             Series B:   91,464
14305 Inwood Road, #101-44
Dallas, TX  75244

Ms. Koleen Dupuy                                                                Common:          30
704 Golf Links Dr.
Blytheville, AR  72315

Dr. Richard E. Erbe                                                             Common:       1,332
c/o Children's Hospital
Division of Human Genetics
219 Bryant Street
Buffalo, NY  14222

Ms. Tracie Flanary                                                              Common:          20
3 E. Townhouse Lane
Grand Prairie, TX  75052

Ms. Judith Floyd                                                                Common:         104
2912 Markham



Name and Address                                                                Shares Owned
Plano, TX  75075

Mr. Robert L. Funk                                                              Common:       4,166
1920 Rutherford Lane
Arlington, TX  76014

Mr. Robert D. Funk                                                              Common:         104
7127 Casa Loma Ave.
Dallas, TX  75214

Dr. Thomas D. Gelehrter                                                         Common:       1,332
c/o University of Michigan Medical School
Department of Human Genetics
Box 0618
Ann Arbor, MI  48109-0618

GFI Company                                                                     Common:     243,518
Attn:  Glenn M. Stinchcomb                                                       Series A:   80,000
10111 N. Central Expressway                                                      Series B:   67,100
Dallas, TX 75231

Devon Giacalone                                                                 Common:       8,333
336 Forrest Avenue
Fairfax, CA  94930

Mr. Robert Giles                                                                Common:       8,333
14314 Olympic Court
Farmers Branch, TX  75234

Ms. Janet Goldstein                                                             Common:         500
2006 Girard Ave.
Baltimore, MD  21211

Achile Guest                                                                    Common:       7,378
249 E. 48th Street, Apt. 12D
New York, NY  10017

Ms. Judy Gutendorf                                                              Common:         175
290 Limrick
Wexford, PA 15090

R.W. Gutendorf                                                                  Common:      18,355
290 Limrick
Wexford, PA 15090



Name and Address                                                                Shares Owned
William & Judy Gutendorf                                                        Common:         874
290 Limrick
Wexford, PA 15090

Judith G. Hall, M.D.                                                            Common:       1,332
c/o B.C. Children's Hospital
Department of Pediatrics
4480 Oak Street
Vancouver, BC
V6H 3V4  CANADA

The John A. Hartford Foundation                                                 Common:     141,666
Attn: Samuel Gische, Controller
55 E. 59th Street, 23rd Floor
New York, NY  10022

Ms. Heidi Havener                                                               Common:           8
4101 Inwood Road
Fort Worth, TX  76109

Ms. Grace M. Hay                                                                Common:         333
P.O Box 190303
Dallas, TX  75219-0303

Mr. S. Roger Horchow                                                            Common:      36,666
5722 Chatham Hill Rd.
Dallas, TX  75225

Ms. Madelaine Howard                                                            Common:         972
4618 Essex
Grand Prairie, TX  75050

Mr. Michael Humphrey                                                            Common:          50
11201 Lake Highlands
#2040
Dallas, TX 75218

The Jockey Club                                                                 Common:      64,052
Attn: Mr. Alan Marzelli
40 East 52nd Street
New York, NY  10022



Name and Address                                                                Shares Owned
Ms. Sharon Johnson                                                              Common:          60
3411 57th Street
Lubbock, TX  79413

Kane & Co.                                                                      Common:       1,681
c/o Chase Manhattan Bank, N.A.
P.O. Box 1508, Church Street Station
New York, NY 10008

Ms. Kathy Katz                                                                  Common:          77
1327 Woodbrook Lane
Southlake, TX  76092

Ms. Lisa Lindsay                                                                Common:          90
P.O. Box 90452
Albuquerque, NM 87199

Casomira Luna                                                                   Common:          30
2715 Iroquois
Dallas, TX  75212

Mr. Timothy A. Mack                                                             Common:       2,592
c/o Worsham, Forsythe & Wooldridge, L.L.P.                                       Series A:    2,000
1601 Bryan, Ste. 3000                                                            Series B:    3,049
Dallas, TX 75201

Mr. & Mrs. Tom Marsh                                                            Common:      27,148
P.O. Box 460
Dallas, TX  75221

Ms. Cara McClellan                                                              Common:          50
2216 Cottonwood Ln.
Bedford, TX 76021

Ms. Ellen McHugh                                                                Common:         350
c/o Steven McHugh Altick & Corwin
1700 One Dayton Center
1 S. Main St.
Dayton, OH 45402



Name and Address                                                                Shares Owned
Merifin N.V.                                                                    Common:      51,296
c/o Merifin Capital Group                                                        Series A:   14,000
Attn:  Martine De Meyer                                                          Series B:   76,219
Avenue Lloyd George 6, Boite 8
B-1000 Brussels
Belgium

Mr. Ian Milsark                                                                 Common:          11
4147 Emerson Avenue
Dallas, TX  75205-1144

Ms. Sandie Morris                                                               Common:          25
14000 Noel, #916
Dallas, TX 75240

Mr. Sean Morrison                                                               Common:          35
4711 Amberwood Dr.
Dayton, OH  45424

Ms. Windolyn Mosely                                                             Common:           6
65 W. Townhouse
Grand Prairie, TX  75051

NationsBank Capital Investors
c/o Mr. Patrick W. Pullman                                                      Common:      16,666
TX1-492-22-05
901 Main Street, 22nd Floor
Dallas,TX 75202

New Enterprise Associates IV L.P.                                               Common:     194,814
Attn: Mr. C. Richard Kramlich                                                   Series A:    64,000
Managing General Partner                                                        Series B:    91,464
2490 Sand Hill Road
Menlo Park, CA 94025

Mr. Peter O'Donnell, Jr.                                                        Common:      99,259
100 Crescent Court
Suite 1690
Dallas, TX  75204

Ms. Julie S. Patrick                                                            Common:         808
5829 Carroll Dr.
The Colony, TX  75056



Name and Address                                                                Shares Owned
Whitney D. Pidot                                                                Common:    3,122
c/o Shearman & Sterling
599 Lexington Ave. at 53rd St.
New York, NY 10022

Mr. Charles N. Prothro                                                          Common:      49,629
2304 Midwestern Pkwy,  #200
Wichita Falls, TX  76308

Ms. Tracy Rahmig                                                                Common:          75
2832 Texas Avenue South
St. Louis Park, MN  55426

Ms. Jennifer E. Reynolds                                                        Common:       1,120
9100 Bellwart Way
Columbia, MD  21045

Dr. C. Sue Richards                                                             Common:       3,083
Baylor College of Medicine
C/O Institute of Molecular Biology
One Baylor Plaza, T536
Houston, TX  77030

Ms. Frances Rohn                                                                Common:         175
2936 21st St. NW
Canton, OH  44708

Ms. R. Cris Sanchez                                                             Common:          30
4275-1 Las Virgenes Road
Calabasas, CA 91302

Ms. Susan Smallwood                                                             Common:          20
5815 Phoenix #9
Dallas, TX  75231

Mr. Randall A. Smith                                                            Common:       1,748
6450 Harrison Court
Centerville, OH 45459

Mr. William Solomon                                                             Common:      30,111
c/o Austin Industries, Inc.
P.O. Box 1590
Dallas, TX  75221



Name and Address                                                                Shares Owned
Southwest Enterprise Associates, L.P.                                           Common:     243,518
Attn: Mr. H. Leland Murphy                                                       Series A:   80,000
14305 Inwood #101-44                                                             Series B:   33,537
Dallas, TX  75244-3944

Mr. Glenn M. Stinchcomb                                                          Series B:    3,000
c/o Oklahoma Publishing Company
10111 N. Central Expressway
Dallas, TX  75231

Philip W. Tucker, Ph.D.                                                         Common:      18,750
c/o U.T. at Austin, Dept. of Microbiology
ESB 534-A
24th Street & Speedway
Austin, TX 78712-1095

UT Southwestern Medical Center                                                  Common:      45,833
Attn: Dr. William B. Neaves
Dean of Medical School
5323 Harry Hines Blvd
Dallas, TX 75235

Ms. Allison Williams                                                            Common:          70
2219 Flagler Place NW
Washington, DC 20001

Ms. Barbara Zink                                                                Common:         350
1491 Belvo Estates Dr.
Miamiburg, OH 45342


                                   Exhibit K


                          Form of Technology License